Exhibit 4.4

GSRP STANTON LLC

$251,740,000

3.29% Senior Notes due March 31, 2047

Additional Senior Notes

NOTE PURCHASE AGREEMENT

Dated December 28, 2021

i

v

EXHIBITS

EXHIBIT A	—	Defined Terms

EXHIBIT B-1	—	Form of 3.29% Senior Note due March 31, 2047

EXHIBIT B-2	—	Form of Additional Senior Note

EXHIBIT C	—	Form of Supplemental NPA

EXHIBIT D	—	Form of Effective Date Opinion of Special Counsel for the Company

EXHIBIT E	—	Form of Market Consultant Certificate

EXHIBIT F	—	Form of Operating Statement

EXHIBIT G	—	Form of Closing Notice

EXHIBIT H	—	Form of Annual Operating Budget

EXHIBIT I	—	Form of Pledge and Security Agreement

EXHIBIT J	—	Form of Depositary Agreement

EXHIBIT K	—	Form of Site Owner Estoppel and Consent

SCHEDULES

SCHEDULE 4.1(J)	—	Project Contracts

SCHEDULE 5.4	—	Subsidiaries of the Company and Ownership of Subsidiary Stock

SCHEDULE 5.5	—	Compliance with Laws, Other Instruments, Etc.

SCHEDULE 5.7	—	Litigation

SCHEDULE 5.29	—	Utilities

SCHEDULE 8.1	—	Amortization Schedule

SCHEDULE 10.1	—	Transactions with Affiliates

SCHEDULE 10.5	—	Permitted Liens

SCHEDULE A-1	—	Knowledge Persons

SCHEDULE A-2	—	Qualified Replacement Manager Individuals

SCHEDULE A-3	—	Site Agreements

PURCHASER SCHEDULE	—	Information Relating to Purchasers

GSRP STANTON LLC

200 West Street

New York, New York 10282

3.29% Senior Notes due March 31, 2047

December 28, 2021

TO EACH OF THE PURCHASERS LISTED IN

THE PURCHASER SCHEDULE HERETO,

THE BANK OF NEW YORK MELLON, AS COLLATERAL AGENT,

THE BANK OF NEW YORK MELLON, AS INTERCREDITOR AGENT,

AND THE BANK OF NEW YORK MELLON, AS NOTES AGENT:

Ladies and Gentlemen:

GSRP Stanton LLC, a Delaware limited liability company (the “Company”) and GSRP Portfolio III HoldCo LLC, a Delaware limited liability company (“Holdings”), agree with each of the purchasers under the caption “INITIAL PURCHASERS” on the signature pages hereof (each, a “Purchaser” and, collectively, the “Purchasers”), The Bank of New York Mellon, a New York banking corporation, not in its individual capacity but solely as collateral agent appointed in accordance herewith (together with its successors and assigns in such capacity, the “Collateral Agent”), The Bank of New York Mellon, a New York banking corporation, not in its individual capacity but solely as Intercreditor Agent (as defined herein) and The Bank of New York Mellon, a New York banking corporation, not in its individual capacity but solely as the Notes Agent (as defined herein) appointed in accordance herewith, as follows:

SECTION 1.    AUTHORIZATION OF NOTES.

Section 1.1    Amount; Establishment of Series.

The Company will authorize the issue and sale, subject to the terms and conditions of this Agreement, of up to $251,740,000 aggregate principal amount of its senior secured notes as provided in Section 1.2. In addition, the Company may issue and sell, subject to the terms and conditions of this Agreement, an unlimited aggregate principal amount of additional senior secured notes substantially in the form of Exhibit B-2 as provided in Section 1.3 (the “Additional Notes” and, together with the Initial Notes, the “Notes”, such terms to include any Notes issued in substitution therefor pursuant to Section 13). The Additional Notes may be issued in one or more series (each a “Series” of Notes), subject to compliance with the terms and conditions of this Agreement, including on the Closing Date. Certain capitalized and other terms used in this Agreement are defined in Exhibit A and, for purposes of this Agreement, the rules of construction set forth in Section 22.4 shall govern.

Section 1.2    The Initial Notes.

Subject to Section 4.2(cc), the Company will authorize, as the initial Series of Notes hereunder, the issue and sale of $251,740,000 aggregate principal amount of its 3.29% Senior Notes due March 31, 2047 (the “Initial Notes”). The Initial Notes shall be substantially in the form set out in Exhibit B-1, with such changes therefrom, if any, as may be approved by each Purchaser and the Company.

Section 1.3    Issuance of Notes.

Each Series of Notes (other than the Initial Notes) will be issued pursuant to a supplemental note purchase agreement substantially in the form of Exhibit C (each, a “Supplemental NPA”), and will be subject to the following terms and conditions:

(a)    the designation of each Series of Notes shall distinguish the Notes of one Series from the Notes of all other Series;

(b)    each Supplemental NPA shall specify that the Series of Notes issued pursuant thereto shall constitute Additional Notes;

(c)    the Notes of each Series of Additional Notes shall rank pari passu in right of payment with the Notes of each other Series of Notes;

(d)    subject to Section 1.3(f), each Series of Additional Notes shall be dated the date of issue, shall bear interest at such rate or rates, shall mature on such date or dates, if any, as are provided in the Supplemental NPA under which such Additional Notes, may be issued in such denominations, may be subject to payment of such Make-Whole Amount or premium or without premium, may contain tax indemnification provisions, and provisions for the exchange or transfer of such Additional Notes and may have such additional or different conditions precedent to closing and such additional or different representations and warranties or other terms and provisions as shall be specified in such Supplemental NPA;

(e)    any additional, or more restrictive, covenants, Events of Default, rights or similar provisions (including tax indemnification provisions) that are added by a Supplemental NPA for the benefit of any Additional Notes to be issued pursuant to such Supplemental NPA shall apply to all outstanding Notes, whether or not the Supplemental NPA so provides;

(f)    the Additional Notes shall have a final maturity date not earlier than the Maturity Date of the Initial Notes and a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Initial Notes, and the Additional Notes shall not be prepayable or redeemable except in connection with any offer to repay or optional redemption on a pro rata basis with all Notes then outstanding and, where relevant, the Notes of holders accepting such offer to repay or upon acceleration thereof.

(g)    except to the extent provided in clauses (d) or (e) above or as otherwise specified in this Agreement, all of the provisions of this Agreement shall apply to the Notes of each Series; and

(h)    the issuance of Additional Notes shall be subject to the satisfaction of the conditions set forth in Section 4.3.

The Purchasers of the Initial Notes or any Additional Notes are under no obligation to purchase any subsequent Series of Notes.

Upon the issuance of any Additional Notes, the Company shall, at its expense, provide, or cause to be provided, to each holder (i) updated Base Case Projections reflecting the issuance of such Additional Notes and (ii) the Supplemental NPA entered into in connection with such Notes.

Section 1.4    Priority of Security.

(a)    Subject to the provisions of this Agreement, all Notes, as soon as issued, shall rank pari passu and be secured equally and ratably by the Collateral without discrimination or preference with all other Notes as if all of the Notes had been issued simultaneously.

(b)    The Collateral is for the equal and ratable benefit and security of all the Secured Parties, subject to the terms of the Intercreditor Agreement, without any preference or priority of any Note of any Series over any other Note of any Series.

SECTION 2.    SALE AND PURCHASE OF THE INITIAL NOTES; EXPIRATION OF THE AGREEMENT.

Section 2.1    Sale and Purchase of the Notes.

Subject to the terms and conditions of this Agreement, the Company will issue and sell on a date during the Funding Period (such date of issuance and sale, to be specified in a notice substantially in the form attached here to as Exhibit G (the “Closing Notice”), delivered not less than seven (7) Business Days prior to the date of issuance and sale specified therein (the “Anticipated Closing Date”), by the Company to each Purchaser) and each Purchaser will purchase from the Company, Initial Notes in the principal amount specified opposite such Purchaser’s name in the Purchaser Schedule at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder. Prior to the delivery of the Closing Notice, the Company shall use its commercially reasonable efforts to provide advance notice to the Purchasers of the anticipated Closing Date.

Section 2.2    Expiration of Agreement.

If the Closing has not occurred on or prior to December 14, 2022, this Agreement shall automatically terminate unless extended by written agreement of the Company and each Purchaser with respect to the Initial Notes to be sold to such Purchaser.

SECTION 3.    EFFECTIVENESS OF AGREEMENT; CLOSING

Section 3.1    Effectiveness of Agreement.

This Agreement shall become effective on the date (the “Effective Date”) on which the conditions precedent set forth in Section 4.1 are satisfied in accordance with such Section 4.1.

Section 3.2    Closing.

Subject to the satisfaction of the conditions set forth in Section 4.2, the sale and purchase of the Initial Notes to be purchased by each Purchaser shall occur at the offices of Latham & Watkins LLP, 1271 Avenue of the Americas, New York, NY 10020, at 10:00 a.m., New York time, at a closing (the “Closing”) on the Anticipated Closing Date established in accordance with Section 2.1 (or on such other later Business Day occurring during the Funding Period as may be agreed upon by the Company and the Purchasers) (the date on which the Closing occurs, the “Closing Date”). At the Closing, the Company will deliver to each Purchaser the Initial Notes to be purchased by such Purchaser in the form of a single Initial Note (or such greater number of Initial Notes in denominations of at least $500,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company in accordance with the funding instructions delivered pursuant to Section 4.2(k). If at the Closing the Company shall fail to tender such Initial Notes to any Purchaser as provided above in this Section 3.2, or any of the conditions specified in Section 4.2 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure by the Company to tender such Initial Notes or any of the conditions specified in Section 4.2 not having been fulfilled to such Purchaser’s satisfaction.

SECTION 4.    CONDITIONS PRECEDENT.

Section 4.1    Conditions to Effectiveness.

The effectiveness of this Agreement with respect to each Purchaser is subject to the fulfillment to such Purchaser’s reasonable satisfaction, prior to or on the Effective Date, of the following conditions:

(a)    Representations and Warranties. The representations and warranties of the Company and Holdings in this Agreement and each other Note Document to which it is a party shall be true and correct when made on the Effective Date; provided that, as of the Effective Date, neither the Company nor Holdings makes any representations or warranties that are stated to have been made only as of the Closing Date.

(b)    Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or on the Effective Date. No Default or Event of Default shall have occurred and be continuing as of the Effective Date.

(c)    Compliance Certificates.

(i)    The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the Effective Date, certifying, as to the conditions specified in Section 4.1(a), and, to such Authorized Officer’s Knowledge, Section 4.1(b) and each other matter required to be certified by the Company pursuant to this Section 4.1.

(ii)    Each of the Company and Holdings shall have delivered to such Purchaser a certificate of an Authorized Officer of such Person, dated the Effective Date, certifying as to (A) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of this Agreement and the other documents to be delivered by it on or prior to the Effective Date, (B) such Person’s Organizational Documents as then in effect and (C) the names and signature of the Authorized Officers of such Person authorized to sign this Agreement and the other documents to be delivered by it on or prior to the Effective Date hereunder.

(d)    Good Standing Certificates. Each of the Company and Holdings shall have delivered to such Purchaser a certificate as to the good standing of and payment of franchise Taxes by such Person from the Secretary of State of the State of Delaware dated as of a recent date.

(e)    Opinion of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated as of the Effective Date, (i) from Skadden, Arps, Slate, Meagher & Flom LLP, special counsel for the Company Entities, covering the New York law and Delaware law (with respect to corporate formation, authorization and execution and delivery) matters set forth on Exhibit D and covering such other New York law matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers) and (ii) from Latham & Watkins LLP, special counsel for the Purchasers in connection with such transactions, covering New York law matters incident to the transactions contemplated hereby and such other matters incident to such transactions as such Purchaser may reasonably request.

(f)    Changes in Corporate Structure. The Company shall not have changed its jurisdiction of formation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of its formation.

(g)    Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement necessary in connection with the Effective Date and all documents and instruments incident to such transactions shall be reasonably satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

(h)    Financing Documents. Such Purchaser and the Collateral Agent shall have received certified, complete and correct copies of this Agreement and the Intercreditor Agreement, in each case, together with any amendments, supplements, schedules and exhibits thereto, duly executed and delivered by the Company.

(i)    Base Case Projections. Such Purchaser shall have received the base case financial model (the “Base Case Projections”), in form and substance reasonably satisfactory to such Purchaser (in consultation with the Independent Engineers), certified, as of the Effective Date, by an Authorized Officer as to the reasonableness of the underlying assumptions based thereon.

(j)    Project Contracts. On or before the Effective Date, the Purchasers shall have received true, complete and correct copies of the contracts (including Material Project Documents) listed on Schedule 4.1(j) (the “Project Contracts”).

(k)    No Material Adverse Effect. Since December 14, 2021, no Material Adverse Effect shall have occurred.

(l)    KYC and USA PATRIOT Act. To the extent requested by the Purchasers at least five Business Days prior to the Effective Date, such Purchasers shall have received all documentation and other information with respect to the Company, Holdings and their Subsidiaries required to allow such Purchaser to comply with Applicable Law and related internal procedures relating to “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, which are applicable to the Purchasers.

(m)    Consultant Reports. Such Purchaser shall have received a copy of (i) the Independent Engineer Report (BESS), (ii) the Independent Engineer Report (PV), (iii) the Insurance Report and (iv) the Phase I ESA, in each case, addressed to such Purchaser or delivered together with a reliance letter upon which such Purchaser may rely. Such Purchaser shall have received a copy of the Market Consultant Report, together with a certificate of the Market Consultant in the form of Exhibit E.

(n)    Indicative Credit Rating on Initial Notes. Such Purchaser shall have received a copy of a letter issued by Kroll assigning at least a “BBB-” Indicative Credit Rating in respect of the Initial Notes.

(o)    Tax Equity Consent. The Company shall have delivered to such Purchaser the Tax Equity Consent.

For the purpose of determining satisfaction of the conditions specified in this Section 4.1, each Purchaser that has signed this Agreement shall (x) be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 4.1 and (y) solely to the extent all other applicable conditions set forth in Section 4.2 have been or will be satisfied as of the Closing Date, execute each Note Document required by Section 4.2 on or prior to the Closing Date in substantially the form attached hereto (with such changes as such Purchaser shall reasonably agree with the Company).

Section 4.2    Conditions to Issuance of Initial Notes.

Each Purchaser’s obligation to purchase and pay for the Initial Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:

(a)    Representations and Warranties. The representations and warranties of the Company and Holdings in this Agreement and each other Note Document to which it is a party shall be true and correct in all material respects as of the Closing Date (or, if stated to have been made on or as of an earlier date, were true and correct in all material respects on or as of such earlier date); provided that, to the extent that any such representations and warranties are qualified by materiality, such representations and warranties are true and correct in all respects on and as of the Closing Date (or, if stated to have been made on or as of an earlier date, were true and correct in all respects on or as of such earlier date).

(b)    Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing. Before and immediately after giving effect to the issue and sale of the Initial Notes (and the application of the proceeds thereof as contemplated by Section 5.13) and the consummation of the other transactions, including the LC Facility, at the Closing, no Default or Event of Default shall have occurred and be continuing. The Company shall not have entered into any transaction since the Effective Date that would have been prohibited by the negative covenants hereunder had such negative covenants applied since the Effective Date (except in all cases for Section 10.14); provided, that notwithstanding anything in this Section 4.2(b) to the contrary, on or prior to the Closing Date, the Company may cause the Tax Equity Partnership to issue “Class A” membership interests of the Tax Equity Partnership to the Tax Equity Investor in accordance with the Capital Contribution Agreement in connection with the Tax Equity Investor’s capital contribution on the Second Funding Date (as such term is defined in the Capital Contribution Agreement).

(c)    Compliance Certificates.

(i)    The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying, as to the conditions specified in Section 4.2(a), and, to such Authorized Officer’s Knowledge, Section 4.2(b) and each other matter required to be certified by the Company pursuant to this Section 4.2.

(ii)    Each of the Company and Holdings shall have delivered to such Purchaser a certificate of an Authorized Officer of such Person, dated the date of the Closing, certifying as to (A) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Initial Notes and the other documents to be delivered by it on or prior to the Closing Date (other than as provided in the certificate delivered by it pursuant to Section 4.1(c)(ii)), (B) such Person’s Organizational Documents as then in effect and (C) the names and signature of the Authorized Officers authorized to sign the Initial Notes and the other documents to be delivered by it on or prior to the Closing Date (other than as provided in the certificate delivered by it pursuant to Section 4.1(c)(ii)).

(d)    Good Standing Certificates. Each of the Company and Holdings shall have delivered to such Purchaser a certificate as to the good standing of and payment of franchise Taxes by such Person from the Secretary of State of Delaware dated as of a recent date.

(e)    Opinion of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated as of the date of the Closing, (i) from Skadden, Arps, Slate, Meagher & Flom LLP, special counsel for the Company, covering the New York law and Delaware law (with respect to corporate formation, authorization, execution and delivery and customary UCC security interest) matters set forth on the form provided to such Purchaser prior to the Effective Date (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers) and (ii) from Latham & Watkins LLP, special counsel for the Purchasers in connection with such transactions, covering New York law matters incident to the transactions contemplated hereby and such other matters incident to such transactions as such Purchaser may reasonably request.

(f)    Financing Documents. Such Purchaser and the Collateral Agent shall have received certified, complete and correct copies of (i) each Financing Document (together with any amendments, supplements, schedules and exhibits thereto) and (ii) a Secured Party Joinder (as defined in the Intercreditor Agreement) designating the LC Facility Agent (on behalf of the LC Facility Lenders and LC Issuing Banks (each as defined in the Intercreditor Agreement)) as an additional holder of Secured Obligations pursuant to Section 5.6(a) of the Intercreditor Agreement, in each case, duly executed and delivered by each Company Entity party thereto.

(g)    Purchase Permitted By Applicable Law, Etc. On the date of the Closing, such Purchaser’s purchase of Initial Notes shall (i) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (ii) not violate any applicable law or regulation (including Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (iii) not subject such Purchaser to any penalty or liability (other than any Tax liability) under or pursuant to any applicable law or regulation. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

(h)    Payment of Fees; Taxes. Without limiting Section 15.1 or any other expense reimbursement obligation under the Note Documents, the Company shall have paid on or before the Closing (i) the reasonable and documented fees, charges and disbursements of the Placement Agents, the Collateral Agent, the Notes Agent, the Depositary Bank, the Consultants and Latham & Watkins LLP, special counsel to the Purchasers and the other Secured Parties, in each case, to the extent reflected in a statement of such Person rendered to the Company at least two Business Days prior to the Closing, (ii) all recording, documentary, filing, intangible, stamp or other similar Taxes and other expenses related to such filings, registrations and recordings necessary for the consummation of the transactions contemplated by this Agreement and the other Note Documents, and (iii) all other fees and expenses then due and payable by the Company pursuant to the Financing Documents to the extent reflected in a statement of the applicable payee rendered to the Company at least two Business Days prior to the date of the Closing.

(i)    Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Initial Notes.

(j)    Sale of Other Initial Notes. Contemporaneously with the Closing, the Company shall sell to each Purchaser, and each Purchaser shall purchase, the Initial Notes to be purchased by it at the Closing as specified in the Purchaser Schedule.

(k)    Funding Instructions; Funds Flow. At least three Business Days prior to the date of the Closing, each Purchaser (or its representative) shall have received written instructions signed by an Authorized Officer on letterhead of the Company confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Initial Notes is to be deposited. In addition, the Company shall have delivered a funds flow memorandum to the Purchasers setting forth the use of proceeds of the Initial Notes. Each Purchaser has the right, but not the obligation, upon written notice (which may be by email) to the Company, to elect to deliver a micro deposit (less than $51.00) to the account identified in the written instructions no later than two Business Days prior to Closing. If an Purchaser delivers a micro deposit, an Authorized Officer must verbally verify the receipt and amount of the micro deposit to such Purchaser on a telephone call initiated by such Purchaser prior to the date of the Closing. The Company shall not be obligated to return the amount of the micro deposit, nor shall the amount of the micro deposit be netted against the Purchaser’s purchase price of the Initial Notes.

(l)    Financial Statements. Such Purchaser shall have received (i) an unaudited pro forma balance sheet of the Company as of the most recently ended fiscal quarter and (ii) the most recent financial statements provided pursuant to Section 8.4(a)(i) or 8.4(e) of the Tax Equity Partnership LLC Agreement, if any.

(m)    Credit Support. All credit support required to be delivered by the Company Entities under the Material Project Documents has been delivered.

(n)    Depositary Accounts. The Company and the Depositary Bank shall have established and opened the Depositary Accounts in accordance with the terms of the Depositary Agreement. The Debt Service Reserve Account shall be funded (or the funds flow memorandum delivered pursuant to Section 4.2(k) shall reflect that it will be funded substantially contemporaneously with the Closing) pursuant to and as required by the Depositary Agreement (including, as applicable, by the issuance of a Letter of Credit). The BESS Maintenance Reserve Account shall be funded (or the funds flow memorandum delivered pursuant to Section 4.2(k) shall reflect that it will be funded substantially contemporaneously with the Closing) pursuant to and as required by the Depositary Agreement (including, as applicable, by the issuance of a BESS Maintenance Letter of Credit or the provision of a BESS Maintenance Reserve Guaranty (as defined in the Depositary Agreement)).

(o)    Lien Searches. Such Purchaser shall have received reports of searches of bankruptcy and litigation proceedings in respect of the Company and Holdings for the jurisdiction in which the Company and Holdings is located and of UCC filings and tax liens, in each case reasonably satisfactory to such Purchaser, in the State of Delaware, or where a filing has been or would need to be made in order to perfect the Collateral Agent’s security interest in the Collateral, together with copies of all such filings disclosed by such searches, and UCC-3 termination statements for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC-1 financing statements or fixture filings disclosed in such reports (other than any such financing statements or fixture filings in respect of Permitted Liens).

(p)    Security.

(i)    Valid and perfected first priority security interests (subject only to Permitted Liens) in the Collateral shall have been created in favor of the Collateral Agent for the benefit of the Secured Parties, in each case, in form and substance reasonably satisfactory to such Purchaser, and such Purchaser shall have received evidence of the filing or registration of all appropriate documents and payment of all related fees and expenses in accordance with Applicable Law necessary for the creation and perfection of the Liens intended to be created by the Security Documents, all in form and substance reasonably satisfactory to such Purchaser.

(ii)    The equity interest certificates representing the Pledged Collateral referred to in (and as defined in) the Pledge and Security Agreement accompanied by undated transfer powers executed in blank and instruments evidencing the Pledged Collateral referred to in (and as defined in) the Pledge and Security Agreement, indorsed in blank, shall have been delivered to the Collateral Agent.

(q)    Insurance. Such Purchaser shall have received evidence (including appropriate certificates of insurance) that all insurance required to be obtained pursuant to Section 9.2 is in full force and effect (it being acknowledged that this condition shall be satisfied by delivery of evidence that all insurance required by the Tax Equity Documents has been obtained, as applicable).

(r)    Consultant Reports and Certificates. To the extent the Closing Date occurs on or after any Second Funding Date (as such term is defined in the Capital Contribution Agreement), such Purchaser shall have received a copy of (i) (A) the bringdown report of the Independent Engineer Report (BESS) from the Independent Engineer (BESS), (B) the bringdown report of the Independent Engineer Report (PV) from the Independent Engineer (PV), (C) the bringdown report of the Insurance Consultant and (D) the bringdown report of the Environmental Consultant (to the extent the Closing Date occurs more than 180 days after the date of the Phase I ESA), in each case, (x) only if such report was not already delivered to such Purchaser pursuant to Section 4.1(m), (y) in such form as delivered to the Tax Equity Investor pursuant to Section 4.3(d) of the Capital Contribution Agreement and (z) addressed to such Purchaser or together with a reliance letter upon which such Purchaser may rely and (ii) each certificate of the Independent Engineer delivered to the Tax Equity Investor pursuant to Section 4.3(c) of the Capital Contribution Agreement, which certificate shall be addressed to such Purchaser or delivered together with a reliance letter upon which such Purchaser may rely.

(s)    Credit Rating on Initial Notes. Such Purchaser shall have received a copy of a letter issued by Kroll assigning at least a “BBB-” Credit Rating in respect of the Initial Notes.

(t)    Litigation. There shall be no pending or, to the Company’s Knowledge, threatened action, suit or proceeding of or before any Governmental Authority that relates to (i) the Company, any Company Entity or the Project or (ii) to any transaction contemplated by any of the Note Documents, except, in each case, that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(u)    Solvency Certificate. The Company shall have delivered to such Purchaser certificates from an Authorized Officer certifying that, immediately after giving effect to the transactions contemplated hereunder, the Company and its Subsidiaries, on a consolidated basis, are Solvent.

(v)    No Material Adverse Effect. Since December 14, 2021, no Material Adverse Effect shall have occurred.

(w)    Project Contracts . The Company shall have delivered to such Purchaser each amendment, modification, supplement or waiver to a Project Contract executed after the Effective Date.

(x)    Substantial Completion. Project Substantial Completion shall have occurred.

(y)    PPA Delay Damages. As of the Closing Date, no delay damages shall be due and payable under any Power Purchase Agreement to any Company Entity other than delay damages in respect of which appropriate reserves have been established or will be established with proceeds of the Initial Notes as determined by the Company in its reasonable discretion.

(z)    Commitment Extension Fee. As of the Closing Date, no Commitment Extension Fee (as such term is defined in the Capital Contribution Agreement) shall be due and payable by the Company other than in respect of which appropriate reserves have been established or will be established with proceeds of the Initial Notes as determined by the Company in its reasonable discretion.

(aa)    Repayment of Existing Indebtedness. (i) The discharge in full of any grant of security interest or guarantee in respect of, (ii) the repayment in full of all outstanding Indebtedness under and (iii) the termination of all commitments under, in each case, the Existing Credit Agreement and any agreements or documents (including hedging agreements) related thereto, shall have been consummated or shall be consummated substantially concurrently with the Closing Date.

(bb)    Consents. The Company shall have delivered to such Purchaser (i) the Site Owner Estoppels and Consents, in each case dated no earlier than sixty (60) days prior to the Closing Date and (ii) the PPA Consents.

(cc)    Principal and Interest Adjustments.

(i)    In the event the Closing Date occurs on or after April 1, 2022 and prior to May 1, 2022, (A) the stated interest rate applicable to the Initial Notes shall be increased by 0.01% on April 1, 2022 (the “April Ticking Basis Point Increase”) and (B) the Company shall have delivered to each Purchaser (1) an updated Amortization Schedule reflecting a reduction in the aggregate principal amount of Initial Notes payable on the first Semi-Annual Payment Date after the Closing Date to the extent required to cause the ratio of (x) Cash Flow Available for Debt Service for the period from the Closing Date through the first Semi-Annual Payment Date to (y) Debt Service for the period from the Closing Date through the first Semi-Annual Payment Date to be greater than or equal to the projected average Debt Service Coverage Ratio through the Maturity Date set forth in the Base Case Projections delivered on the Effective Date, after giving effect to the April Ticking Basis Point Increase (such reduction, the “Initial Period Principal Reduction”); (2) an updated Base Case Projections, certified, as of the Closing Date, by an Authorized Officer as to the reasonableness of the underlying assumptions based thereon, reflecting a reduction in the aggregate principal amount of the Initial Notes by the amount of the Initial Period Principal Reduction, after giving effect to the April Ticking Basis Point Increase; and (3) an updated Purchaser Schedule, reflecting a ratable reduction in the principal amount specified opposite each Purchaser’s name as necessary to reflect the Initial Period Principal Reduction.

(ii)    In the event the Closing Date occurs on or after May 1, 2022, (A) the stated interest rate applicable to the Initial Notes shall be increased by 0.02% on May 1, 2022 and on each thirtieth day thereafter until the occurrence of the Closing Date (the “Ticking Basis Point Increase”) and (B) the Company shall have delivered to each Purchaser (1) an updated Base Case Projections, certified, as of the Closing Date, by an Authorized Officer as to the reasonableness of the underlying assumptions based thereon, reflecting a reduction in the aggregate principal amount of the Initial Notes to the extent required to maintain a projected average Debt Service Coverage Ratio through the Maturity Date greater than or equal to the projected average Debt Service Coverage Ratio through the Maturity Date set forth in the Base Case Projections delivered on the Effective Date, after giving effect to the Ticking Basis Point Increase (the “Ticking Principal Reduction”), (2) an updated Purchaser Schedule, reflecting a ratable reduction in the principal amount specified opposite each Purchaser’s name as necessary to reflect the Ticking Principal Reduction and (3) an updated Amortization Schedule reflecting the Ticking Principal Reduction; provided, that in the event the Closing Date occurs after June 15, 2022, (x) the updated Base Case Projections delivered pursuant to clause (1) shall also reflect a reduction of the aggregate principal amount of the Initial Notes by the amount of the principal payment scheduled for June 30, 2022 as set forth in the Base Case Projections delivered on the Effective Date (the “Delayed Funding Principal Reduction”), (y) the updated Purchaser Schedule delivered pursuant to clause (2) shall also reflect a ratable reduction in the principal amount specified opposite each Purchaser’s name as necessary to reflect the Delayed Funding Principal Reduction and (z) the updated Amortization Schedule delivered pursuant to clause (3) shall also reflect the Delayed Funding Principal Reduction.

(dd)    Second Funding Date. The Second Funding Date has occurred for all Blocks (as such terms are defined in the Tax Equity Partnership LLC Agreement and after giving effect to the any amendments and waivers thereunder).

Section 4.3    Conditions to Issuance of Subsequent Notes.

The issuance and sale by the Company of any Series of Additional Notes from time to time is subject to the satisfaction, prior to or on the date of issuance thereof, of the conditions precedent set forth below:

(a)    Representations and Warranties. The representations and warranties of the Company and Holdings in this Agreement and each other Note Document to which it is a party shall be true and correct as of the date of such issuance and sale; provided that, so long as no Default or Event of Default has occurred and is continuing, the Company shall be permitted to deliver updated schedules to the Purchasers as of such date of issuance and such updated schedules shall qualify the representations and warranties of the Company and Holdings in this Agreement for purposes of this Section 4.3(a).

(b)    Execution and Delivery of Notes. Such Additional Notes shall have been duly executed and delivered by the Company to each Purchaser of such Series of Notes.

(c)    Supplemental NPA. A Supplemental NPA pursuant to which such Series of Notes is to be issued shall have been duly executed by the Company and each Purchaser of such Series of Notes (or, in the case of the issuance of Additional Notes on the Closing Date, this Agreement shall have been amended in a manner reasonably satisfactory to the Purchasers to include such Additional Notes as Initial Notes).

(d)    Debt Service Reserve Account. The Debt Service Reserve Account shall be funded to its then required level (taking into consideration the issuance of the Additional Notes) pursuant to and as required by the Depositary Agreement (including, as applicable, by the issuance of a DSR Letter of Credit (as defined in the Depositary Agreement)). If applicable, the BESS Maintenance Reserve Account shall be funded to its then required level pursuant to and as required by the Depositary Agreement (including, as applicable, by the issuance of a BESS Maintenance Letter of Credit or the provision of a BESS Maintenance Reserve Guaranty (as defined in the Depositary Agreement)). If applicable, the Supplemental Reserve Account shall be funded to its then required level (taking into consideration the issuance of the Additional Notes) pursuant to and as required by the Depositary Agreement (including, as applicable, by the issuance of a Supplemental Reserve Letter of Credit (as defined in the Depositary Agreement) or the provision of a Supplemental Reserve Guaranty (as defined in the Depositary Agreement)).

(e)    Rating Condition. As of the date that the Additional Notes are issued, and immediately after giving effect thereto, the Rating Condition shall be satisfied.

(f)    Debt Service Coverage Ratio. The projected average Debt Service Coverage Ratio through the Maturity Date shall be greater than or equal to 1.6:1.0 and the projected minimum Debt Service Coverage Ratio for any Rolling Period through the Maturity Date shall be greater than or equal to 1.3:1.0, in each case, after giving pro forma effect to the Series of Additional Notes being issued.

(g)    No Default. Before and after giving effect to the issue and sale of such Additional Notes, no Default or Event of Default shall have occurred and be continuing.

(h)    Closing Date. The Closing Date shall have occurred (or shall occur substantially concurrently).

SECTION 5.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company and, where applicable, Holdings represents and warrants to each Purchaser that:

Section 5.1    Organization; Power and Authority. Holdings and each Company Entity is duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization (except as would not be material to the interests of the holders of the Notes), and is duly qualified and in good standing in each jurisdiction in which such qualification is required by law, in each case other than those jurisdictions as to which the failure to be duly qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Effective Date, each of Holdings and the Company has the power and authority to execute and deliver this Agreement and to perform the provisions hereof. As of the Closing Date, each of Holdings and the Company has the power and authority to execute and deliver each of the Financing Documents and to perform the provisions thereof and to create the Liens intended to be created by the Security Documents. As of the Closing Date, Holdings and each Company Entity has the power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.2    Authorization, Etc.

(a)    As of the Effective Date, each of the Operative Documents to which Holdings or any Company Entity is a party and which has been executed on or prior to the Effective Date has been duly authorized by all necessary corporate or other organizational action on the part of such Person, and upon execution and delivery thereof, such Operative Document constitutes a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)    As of the Closing Date, each of the Operative Documents to which Holdings or any Company Entity is a party has been duly authorized by all necessary corporate or other organizational action on the part of such Person, and upon execution and delivery thereof, such Operative Document constitutes or, in the case of the Notes, will constitute, a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3    Disclosure. The Company, through the Placement Agents, has delivered to each Purchaser prior to the Effective Date a copy of the Investor Presentation, relating to the transactions contemplated hereby. The Investor Presentation fairly describes, in all material respects, the general nature of the business and principal properties of the Company and the Company Entities. As of the Effective Date, the information contained in this Agreement and the Investor Presentation (in each case, other than projections, forward looking information, information of a general industry nature and any report delivered by a third party consultant) delivered to the Purchasers by or on behalf of the Company for use in connection with the transactions contemplated hereby, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein or therein (taken as a whole) not misleading in light of the circumstances under which they were made. Except as set forth in the Investor Presentation, this Agreement and, with respect to the Closing Date, the other Note Documents, since December 14, 2021, there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Subsidiary except changes that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Base Case Projections for the period from the date of the Closing through March 31, 2047, each of which are excluded from the information covered by the immediately preceding sentence, have been prepared in good faith using assumptions believed by the Company to be reasonable at the time made with no assurances as to actual outcome which may deviate materially from such forecast and projections.

Section 5.4    Organization and Ownership of Shares of Subsidiaries.

(a)    Schedule 5.4 contains (except as noted therein and except for inaccuracies that are not material) complete and correct lists of the Company’s Subsidiaries, showing, as to each Subsidiary, the name thereof, the jurisdiction of its organization, the percentage of shares of each class of its capital stock or similar Equity Interests outstanding owned by the Company and each other Subsidiary. The Company neither directly nor indirectly holds any Equity Interests in any Person other than as set forth on Schedule 5.4.

(b)    All of the outstanding shares of capital stock or similar Equity Interests of each Subsidiary that is shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued and are owned by the Company or such Subsidiary free and clear of any Lien other than Permitted Liens.

(c)    Except as set forth on Schedule 5.4, no Subsidiary of the Company is subject to any legal, regulatory, contractual or other restriction (other than any restrictions included in the Tax Equity Documents or customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar Equity Interests of such Subsidiary.

(d)    All of the outstanding shares of capital stock or similar Equity Interests of the Company have been validly issued and are owned by Holdings free and clear of any Lien other than Permitted Liens.

Section 5.5    Compliance with Laws, Other Instruments, Etc. Except as set forth on Schedule 5.5, the execution, delivery and performance by Holdings and the Company Entities of each Operative Document to which it is a party and the transactions contemplated hereunder or thereunder will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien (other than Liens created pursuant to the Security Documents) in respect of any property of the Company or any of the Company Entities under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, Material Project Document or any other agreement or instrument to which the Holdings or any Company Entity is bound or by which Holdings or any Company Entity or any of their respective properties may be bound or affected, except to the extent such contravention, breach, default or Lien would not reasonably be expected to have a Material Adverse Effect, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to Holdings or any Company Entity, except to the extent such conflict or breach would not reasonably be expected to have a Material Adverse Effect, (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to Holdings or any Company Entity, except to the extent such violation would not reasonably be expected to have a Material Adverse Effect, or (d) violate any provision of the Organizational Documents of Holdings or any Company Entity.

Section 5.6    Approvals, Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company or Holdings of this

Agreement or the other Financing Documents, except for those that have already been obtained or filed and filings and recordings with respect to the Collateral to be made or otherwise delivered to the Collateral Agent for filing and/or recordation or to the extent the failure to have obtained the same on or prior to the date of the Closing would not reasonably be expected to have a Material Adverse Effect. All material Governmental Authorizations, which under Applicable Laws are required to have been obtained by the Project Company in connection with the Project (all of the foregoing, the “Necessary Project Approvals”), have been obtained, are in full force and effect, are properly in the name of the appropriate Person and are final, and all appeal periods, if specified in the permit or corresponding applicable law, with respect thereto have expired or terminated, except for any such Governmental Authorizations that are reasonably expected to be obtained in the ordinary course when required or to the extent the failure to have obtained the same on or prior to the date of the Closing would not reasonably be expected to have a Material Adverse Effect. The Project Company has performed or complied with all agreements and conditions contained in each Necessary Project Approval and all agreements and conditions contained in any agreements or documents referred to therein in each case to the extent required to be performed or complied with by it on or before the date of the Closing, and, subject to the foregoing, the Project Company is not in default in the performance of or compliance with any of the material terms or provisions of any Necessary Project Approval, except, in each case, to the extent such noncompliance or default would not reasonably be expected to have a Material Adverse Effect.

Section 5.7    Litigation; Observance of Agreements, Statutes and Orders.

(a)    There are no actions, suits, investigations or proceedings pending or, to the Knowledge of the Company, threatened in writing against or affecting the Company or any Company Entity or any property of the Company or any Company Entity (including the Project) in any court or before any arbitrator of any kind or before or by any Governmental Authority, except as set forth on Schedule 5.7 or as would not otherwise, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)    Neither the Company nor any Company Entity is in default under any material term of any Material Project Document to which it is a party beyond any applicable grace period set forth therein, except as would not otherwise, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and, to the Knowledge of the Company and each Company Entity, no counterparty to any Material Project Document is in default under any material term of any Material Project Document beyond any applicable grace period set forth therein, except as would not otherwise, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)    Neither the Company nor any Company Entity is (i) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including Environmental Laws, or any of the other laws and regulations that are referred to in Section 5.18), or (ii) in violation of any order, judgment, decree or ruling of any court, any arbitrator of any kind or any Governmental Authority, in each case, which default or violation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.8    Taxes. Each Company Entity has filed, or has caused to be filed, all federal, material State and local tax returns such Person is required to file, has paid or has caused to be paid all Taxes they are required to pay to the extent due, other than those Taxes that such Person is contesting in good faith and by appropriate proceedings, with adequate cash reserves established for such Taxes to the extent required by GAAP and there are no tax audits or investigations pending against such entities. As of the date hereof, there are no Taxes that are being contested in accordance with the previous sentence. No Company Entity is a party to any Tax sharing, Tax allocation, Tax indemnity or similar agreement, other than customary tax indemnification provisions in any Contractual Obligation entered into in the ordinary course of business or in the Tax Equity Documents. All Taxes that are required to be withheld or collected by each Company Entity have been duly withheld and collected and, to the extent required, have been paid to the appropriate Governmental Authority or properly deposited as required by Applicable Law. No Company Entity has any liability for Taxes of any other Person as a result of joint and/or several liability, or as a transferee or successor. For United States federal income tax purposes, each of the Company and the Project Company is, and has been since its formation, a “disregarded entity” within the meaning of Treasury Regulation section 301.7701-3 for U.S. federal income tax purposes. Tax Equity Partnership has been since its formation, either a “disregarded entity” or a partnership within the meaning of Treasury Regulations section 301.7701-3 for U.S. federal income Tax purposes. No affirmative elections have been filed with the IRS or any state or local taxing authority to treat any Company Entity as an association taxable as a corporation for U.S. federal, state or local income tax purposes. Neither the execution and delivery of the Operative Documents nor the consummation of any of the transactions contemplated by the Operative Documents will affect the foregoing described status of any Company Entity for U.S. federal income tax purposes. Each Company Entity has made such elections and taken such other actions as would permit any Company Entity to maintain its tax characterization for U.S. Federal and California income tax purposes. Each Company Entity is, and has been since its formation, a United States Person not subject to withholding under section 1445 or section 1446 of the Code. Since formation, no Company Entity, either separately or as a member of a consolidated, combined, unitary or similar return, has or has incurred, either directly or indirectly, any liability for income Taxes, except to the extent such income Taxes either (i) have been paid prior to the Closing Date, or (ii) are reflected in the Base Case Projections. No Company Entity nor any of their Affiliates has had a pre-submission conference with the IRS or applied to the IRS for a private letter ruling, pre-filing agreement or determination letter with respect to the Project, including any application for a private letter ruling that has been withdrawn.

Section 5.9    Title to Property; Leases. The Company and each Company Entity has good and valid title to, or leasehold interest in, their respective material real and personal properties (including the Collateral and the Project), in each case free and clear of Liens, other than Permitted Liens.

Section 5.10    Intellectual Property Licenses, Permits, Etc.

(a)    The Company and each Company Entity own or possess all intellectual property licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, without known conflict with the rights of others, except for any such failure to own or possess or any conflict as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)    To the Knowledge of the Company, no product or service of the Company or any Company Entity infringes any intellectual property license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person, except for any such infringement as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)    To the Knowledge of the Company, there is no violation by any Person of any right of the Company or any Company Entity with respect to any intellectual property license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any Company Entity, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.11    Compliance with Employee Benefit Plans.

(a)    The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all Applicable Laws except for such instances of noncompliance as have not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that would, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or federal law or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)    The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities, except as would not reasonably be expected to have a Material Adverse Effect. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c)    The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d)    The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.

(e)    The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.11(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Purchaser.

(f)    The Company and its Subsidiaries do not have any Non-U.S. Plans.

Section 5.12    Private Offering by the Company. Neither the Company nor anyone acting on its behalf (other than the Placement Agents) has offered the Initial Notes or any similar Securities for sale to, or solicited any offer to buy the Initial Notes or any similar Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than six other Persons that are both (a) an “accredited investor” within the meaning of Regulation D under the Securities Act and (b) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, each of which has been offered the Initial Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf (other than the Placement Agents) has (i) solicited offers for, or offered or sold, the Notes by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act or (ii) otherwise taken, or will take, any action that would subject the issuance or sale of the Initial Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.

Section 5.13    Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Initial Notes hereunder as set forth in the funds flow memorandum delivered pursuant to Section 4.2(k) and in accordance with Section 9.11. No part of the proceeds from the sale of the Initial Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220), assuming no holder is a “creditor” within the meaning of Regulation T. Margin stock does not constitute more than 25% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 25% of the value of such assets. As used in this Section 5.13, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.14    Foreign Assets Control Regulations, Etc.

(a)    Neither Holdings nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of Economic Sanctions Laws.

(b)    Within the past five years, neither Holdings nor any Controlled Entity (including their respective officers, directors, employees and, to the knowledge of the foregoing, agents acting on their behalf) has violated in any material respect, been found in violation of or been charged or convicted under any applicable Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.

(c)    No part of the proceeds from the sale of the Notes hereunder:

(i)    constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by Holdings or any of its Controlled Entities, directly or knowingly indirectly (A) with any investment in, or any transactions or dealings with, any Blocked Person in violation of applicable Economic Sanctions Laws, (B) for any purpose that would cause any Purchaser to be in violation of any Economic Sanctions Laws or (C) otherwise in violation of any Economic Sanctions Laws;

(ii)    will be used, directly or knowingly indirectly, by Holdings or any of its Controlled Entities in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or

(iii)    will be used, directly or knowingly indirectly, by Holdings or any of its Controlled Entities (including their respective officers, directors, employees and agents acting on their behalf) for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.

(d)    Holdings has established procedures and controls which it reasonably believes are adequate (and otherwise comply with Applicable Law) to ensure that Holdings and each of its Controlled Entities is and will continue to be in compliance with all applicable Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

Section 5.15    No Other Indebtedness. As of the Closing Date, and after giving effect to the issuance of the Notes and the application of the proceeds thereof, other than Indebtedness in the nature of letters of credit, bonds and other credit support held by Project Company counterparties, the Indebtedness outstanding under the Financing Documents and any Indebtedness permitted pursuant to Section 10.6 (other than pursuant to Section 10.6(m)) are the only outstanding Indebtedness of the Company and the Company Entities.

Section 5.16    Status under Certain Statutes. None of any Company Entity or Holdings is an “investment company” within the meaning of, or is regulated under, the Investment Company Act of 1940. None of any Company Entity or Holdings is a “covered fund” under the Volcker Rule (Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act). The Project Company is an EWG and such status remains in full force and effect. The Project Company is subject to regulation as a “public utility” under the FPA and has MBR Authority. Such MBR Authority is not subject to any pending challenge or investigation at FERC, and FERC has not issued any orders imposing a rate cap, mitigation measure, or other limitation on Project Company’s authority to engage in sales at market-based rates, other than challenges, investigations, rate caps and mitigation measures generally applicable to wholesale sellers participating in the applicable electric market(s).

Section 5.17    Energy Regulatory.

(a)    None of the Secured Parties, nor any Affiliate (as that term is defined in Section 1262(1) of PUHCA) of any of them will, solely by reason of (i) ownership, leasing or operation of the Project, the sale or transmission of electricity or RECs therefrom by the Project Company, (ii) the sale and purchase of the Notes in accordance with this Agreement or the issuance of any Letters of Credit, (iii) the securing of the Secured Obligations by Liens on the Collateral (other than the exercise of remedies by any Secured Party) or (iv) any other transaction contemplated by this Agreement or any other Financing Document, be deemed by any Governmental Authority to be, or to be subject to regulation as, an “electric utility,” “electrical corporation,” “electrical company,” “public utility” or “public utility holding company” or similar entity under any Applicable Laws of the United States, any state or any political subdivision of the United States or any state, including PUHCA and the FPA.

(b)    None of any Company Entity or Holdings will, solely as a result of the ownership, leasing, or operation of the Project by the Project Company, the sale or transmission of electricity or RECs therefrom by the Project Company or the entering into any Operative Document or any transaction contemplated hereby or thereby, be subject to, or not exempt from, regulation as a “holding company” within the meaning of Section 1262(8) of PUHCA, except: (y) as to the Project Company, regulation as an EWG, “electric utility company”, “public utility”, “public-utility company,” “associate company” and “affiliate” as those terms are defined in PUHCA, and (z) as to Tax Equity Partnership, the Company, and Holdings, regulation as a “holding company” that is a holding company of an EWG that is subject to Section 1265 of PUHCA, “associate company” and “affiliate,” as those terms are defined in PUHCA. Other than under Sections 204 and 205 of the FPA (with respect to which the Project Company has obtained blanket authorization pursuant to its MBR Authority, as set forth in Section 5.16) and Section 206 of the FPA, none of any Company Entity or Holdings is subject to regulation under any Applicable Law as to securities, rates or financial or organizational matters that would preclude the incurrence or repayment of the principal of or interest on the Notes, or the incurrence by any Company Entity or Holdings of any of the Secured Obligations or the execution, delivery and performance by any Company Entity or Holdings of the Operative Documents to which it is party. None of any Company Entity or Holdings will, solely as a result of the ownership, leasing or operation of the Project by the Project Company, the sale or transmission of electricity or RECs therefrom by the Project Company or the entering into any Operative Document or any transaction contemplated hereby or thereby, be deemed by the California Public Utilities Commission to be subject to financial, organizational or rate regulation as a “public utility” or “transmission and distribution utility” under applicable California law or regulations thereunder.

Section 5.18    Environmental Matters.

(a)    No Company Entity is or has in the past five (5) years been in violation of any Environmental Law, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)    No Company Entity has Knowledge of any written claim, and no proceeding has been instituted asserting any claim against any Company Entity or any of their respective real properties or other assets now or formerly owned, leased or operated by any of them, alleging any damage to the environment or violation of any Environmental Laws by a Project, except, in each case, such as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)    No Company Entity has Knowledge of any facts which are reasonably likely to give rise to a claim against any Company Entity alleging that said Company Entity has violated or is subject to liability under any Environmental Laws with respect to the construction, ownership or operation of a Project, except, in each case, such as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)    No Company Entity has used, generated, manufactured, produced, treated, handled or stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them in a manner which is contrary to any Environmental Law which has given rise or could reasonably be expected to give rise to liability of any Company Entity under Environmental Law, in each case that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(e)    No Company Entity has Released, discharged or disposed of any Hazardous Materials at any real properties now or formerly owned, leased or operated by any of them which has given rise or could reasonably give rise to liability of any Company Entity under Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.19    Labor Matters. Neither the Company nor any of Company Entity has any employees as of the date of the Closing.

Section 5.20    Solvency. The Company and its Subsidiaries, on a consolidated basis, immediately after giving effect to the incurrence of Indebtedness under the Initial Notes and the transactions contemplated by the Financing Documents, are Solvent.

Section 5.21    Nature of Business. The Company has not engaged in any business or activity other than as permitted under Section 10.3.

Section 5.22    Perfection and Priority of Lien. As of the Closing Date, the provisions of the Security Documents are effective to create, in favor of the Collateral Agent for the benefit of the Secured Parties, as security for the Secured Obligations, a legal, valid and enforceable first priority Lien on and security interest in all of the Collateral purported to be covered by the Security Documents, and all necessary recordings and filings have been made or will be made on the date of the Closing in all necessary public offices, and all other necessary and appropriate action has been taken, so that each such Security Document creates, or upon the filing of such financing statements will create, a perfected first priority Lien on and perfected security interest in all right, title and interest of Holdings and the Company in the Collateral covered thereby, prior and superior to the rights of all third Persons and subject to no Liens other than Permitted Liens.

Section 5.23    No Default or Event of Default. After giving effect to the purchase and sale of the Initial Notes and the consummation of the other transactions, including the LC Facility, occurring on the date of the Closing, no Default or Event of Default has occurred and is continuing.

Section 5.24    No Events of Loss. No uninsured Event of Loss or Condemnation has occurred in respect of the Project that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 5.25    Insurance. As of the Closing Date, all insurance policies required to be maintained by the Company Entities under Section 9.2 have been obtained, all premiums due thereon have been paid and are in full force and effect and no Company Entity has received any notice of cancellation from the relevant insurers with respect to such policies as are then in effect.

Section 5.26    Ranking of Obligations. This Agreement, the Notes and the other Note Documents, and the obligations of the Company evidenced hereby and thereby, are and will at all times be direct and unconditional general obligations of the Company and will at all times rank in right of payment at least pari passu with all other senior secured Indebtedness of the Company, whether now existing or hereafter outstanding.

Section 5.27    Tax Equity Documents. (a) No Company Entity and, to the Company’s Knowledge, no other party thereto, is in default in the performance or compliance with any of the terms or provisions of any Tax Equity Document, (b) no waiver is currently in effect with respect to any Tax Equity Document and (c) no breach or event has occurred and is continuing which, with the notice or the lapse of time or both, would constitute a default by any Company Entity or, to the Company’s Knowledge, the Tax Equity Investor, except, in each case of clauses (a), (b) and (c), as would not reasonably be expected to have a Material Adverse Effect. To the Company’s Knowledge, there is no outstanding material indemnity claim by the Tax Equity Investor under any Tax Equity Document. All reserves required to be funded under the Tax Equity Documents as of the date of the Closing are funded in accordance with the terms thereof, except for any failure to fund such reserves as would not reasonably be expected to have a Material Adverse Effect.

Section 5.28    No Material Adverse Effect. Since December 14, 2021, or, if later, the date of the last annual audited financial statements delivered pursuant to Section 7.1(b), no event or circumstance has occurred that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 5.29    Utilities. Except as set forth on Schedule 5.29, all material utility services, roadway access and power connection services reasonably necessary for the operation of the Project for its intended purposes are available or will be so available under the Project Contracts or otherwise as and when reasonably required upon commercially reasonable terms.

Section 5.30    Force Majeure. No force majeure events have occurred under any Material Project Documents which, individually or taken together with any or all other such force majeure events, would reasonably be expected to have a Material Adverse Effect.

Section 5.31    No Other Bank Accounts. As of the Closing Date, the Company does not have any “account” with a “bank” (within the meaning of Sections 4-104(a)(1) and 4-105(1) of the UCC, respectively) other than the Depositary Accounts.

Section 5.32    Bankruptcy Event. No Bankruptcy Event has occurred and is continuing with respect to Holdings or any Company Entity.

Section 5.33    Investment Tax Credit Matters. In each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)    The Project is designed to use, and upon being placed in service will use, solar resources to generate and store electricity within the meaning of Code Section 48. The ITC with respect to the Project and each Block will be equal to the amount with respect to the Project or such Block as set forth in the Base Case Projections.

(b)    All equipment comprising the Project is or will be considered new equipment for which Tax Equity Partnership is or will be considered the original user. None of the equipment is imported property covered by an executive order described in Section 168(g)(6) of the Code.

(c)    No part of the Project or any other asset held by the Project Company is tax-exempt use property within the meaning of Section 168(h) of the Code or subject to the alternative depreciation system under Section 168(g) of the Code, unless such property is or becomes tax-exempt use property or subject to the alternative depreciation system under Section 168(g) of the Code as a result of Tax Equity Investor’s ownership interest in Tax Equity Partnership.

(d)    The design of the battery storage system provides for the Project’s battery storage system to be charged and operated as required for such battery storage system to constitute “energy property” within the meaning of Section 48 of the Code. The “Commencement of Construction Certificate” delivered under the MIPSA is true, correct and complete.

(e)    As of the Closing Date, the Project has been “placed in service” for purposes of Section 48 of the Code.

(f)    None of the Company Entities is (or will be) a “related person” for purposes of Section 267 or 707 of the Code to any person treated a purchaser of electricity from the Project for U.S. federal income tax purposes.

SECTION 6.    REPRESENTATIONS OF THE PURCHASERS.

Section 6.1    Purchase for Investment, Etc.

(a)    Each Purchaser severally represents that it is purchasing the Initial Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Initial Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Initial Notes. Each Purchaser further severally represents that such Purchaser (i) will not sell, transfer or otherwise dispose of the Initial Notes or any interest therein except in a transaction exempt from or not subject to the registration requirements of the Securities Act and (ii) was given the opportunity to ask questions and receive answers concerning the terms and conditions of the offering and to obtain any additional information which the Company possesses or can acquire without unreasonable effort or expense.

(b)    Each Purchaser severally represents that it is both (i) an “accredited investor” within the meaning of Regulation D under the Securities Act and (ii) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act.

(c)    Each Purchaser severally represents that the purchase of the Initial Notes by such Purchaser has not been solicited by or through anyone other than the Company or the Placement Agents.

Section 6.2    Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Initial Notes to be purchased by such Purchaser hereunder:

(a)    the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b)    the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)    the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)    the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or

(e)    the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f)    the Source is a governmental plan; or

(g)    the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h)    the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

SECTION 7.    INFORMATION AS TO COMPANY.

Section 7.1    Financial and Business Information. The Company shall deliver to each holder of a Note that is an Institutional Investor:

(a)    Unaudited Statements — within 90 days after the end of each quarterly fiscal period (commencing with the first full fiscal quarter following Project Substantial Completion) in each fiscal year of the Company and Tax Equity Partnership (other than the last quarterly fiscal period of each such fiscal year):

(i)    an unaudited consolidated balance sheet of the Company and Tax Equity Partnership as at the end of such quarter, and

(ii)    unaudited consolidated statements of income and members’ equity of the Company and Tax Equity Partnership, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year (to the extent such figures are available in respect of such corresponding periods), all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, subject to changes resulting from year-end adjustments; provided, that publicly available financial statements including from any publicly listed company shall be deemed delivered to the Purchasers;

(b)    Annual Audited Statements — within 120 days after the end of each fiscal year of the Company and Tax Equity Partnership (commencing with the fiscal year ending 2022):

(i)    an audited consolidated balance sheet of the Company and Tax Equity Partnership as at the end of such year, and

(ii)    audited consolidated statements of income, members’ equity and cash flows of the Company and Tax Equity Partnership for such year,

in each case, audited by an independent public accountant of recognized national standing and setting forth in each case in comparative form the figures for the previous fiscal year (to the extent such figures are available in respect of such previous fiscal year), all in reasonable detail, prepared in accordance with GAAP, and accompanied by a report thereon, which report shall state that such financial statements present fairly, in all material respects, the consolidated financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of the accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances; provided, that publicly available financial statements including from any publicly listed company shall be deemed delivered to the Purchasers;

(c)    Notices of Litigation or Material Adverse Effect — promptly, and in any event within five Business Days after the Company obtains Knowledge of the existence of (i) any action, suit, investigation or proceeding pending or, to the Knowledge of the Company, threatened (in writing), against or affecting the Company or any Company Entity, in each case, that is or would reasonably expected to have a Material Adverse Effect and (ii) any other event, act or condition which would reasonably be expected to result in a Material Adverse Effect, in each case, a written notice specifying the nature and period of existence thereof and what action the Company or such Company Entity is taking or proposes to take with respect thereto;

(d)    Notice of Default or Event of Default — promptly, and in any event within five Business Days after an Authorized Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed Default hereunder or that any Person has given any notice or taken any action with respect to a claimed Default of the type referred to in Section 11(g), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e)    Notices Regarding Material Project Documents — promptly, and in any event within five Business Days after receipt thereof, any notice of an event of default, termination, force majeure or other material notice, in each case given or received under any Material Project Document then in effect and, to the Knowledge of the Company, the occurrence of any material breach or default under any Material Project Document, in all cases solely to the extent the same would reasonably be expected to have a Material Adverse Effect;

(f)    Amendments to Material Project Documents — promptly, and in any event within five Business Days after execution thereof, a copy of any amendment, modification, supplement or waiver to a Material Project Document;

(g)    Employee Benefits Matters — promptly, and in any event within five Business Days after an Authorized Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i)    with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof;

(ii)    the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;

(iii)    any event, transaction or condition that would reasonably be expected to result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect; or

(iv)    receipt of notice of the imposition of a Material financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans;

(h)    Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Company Entity from any Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

(i)    Resignation or Replacement of Auditors — within 10 days following the date on which the Company’s auditors resign or the Company definitively elects to change auditors, as the case may be, notification thereof, together with such further information as the Required Holders may request;

(j)    Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or the Company Entities or relating to the ability of the Company to perform its obligations hereunder and under the other Note Documents, in each case, as from time to time may be reasonably requested by any such holder of a Note, including such reports and information as are reasonably required by the Consultants;

(k)    Operating Statements — concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a summary operating statement in substantially the form attached as Exhibit F, regarding the operation and performance of the Project for the most recent applicable quarter covered thereby and for the elapsed portion of the year ended with the last day of such quarter (the “Operating Statements”);

(l)    Supplemental NPAs — in the event any additional Series of Notes is issued under this Agreement (whether or not a Purchaser hereunder is a purchaser thereof), promptly, and in any event within 10 Business Days after execution and delivery thereof, a true and complete copy of the Supplemental NPA pursuant to which such Series of Notes was issued and each of the documents delivered pursuant to Section 4.3(e) in connection with such issuance;

(m)    Annual Operating Budget — at least 30 days prior to the beginning of each calendar year, an Annual Operating Budget for such calendar year satisfying the requirements of the Tax Equity Partnership LLC Agreement or, if no Annual Operating Budget is required to be delivered for such calendar year pursuant to the Tax Equity Partnership LLC Agreement, substantially in the form of Exhibit H; and

(n)    Debt Service Coverage Ratio Calculations — (i) with respect to each calculation of a Debt Service Coverage Ratio under any Note Document, an Officer’s Certificate demonstrating such calculation in reasonable detail and (ii) concurrently with the delivery of the financial statements referred to in clauses (a) and (b) of this Section 7.1, a calculation of the Debt Service Coverage Ratio for the previous Rolling Period of the Company, together with an Officer’s Certificate demonstrating such calculation in reasonable detail.

Section 7.2    Officer’s Certificate. Each set of financial statements delivered to a holder of a Note pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of an Authorized Officer certifying (i) that such financial statements fairly present in all material respects the financial condition and results of operations of the Company and its Subsidiaries, on a consolidated basis, on the dates and for the periods indicated in accordance with GAAP, subject, in the case of unaudited financial statements, to the absence of footnotes and normally recurring year-end adjustments; and (ii) that such Authorized Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, an inquiry, to such Authorized Officer’s direct reports within the Manager who are reasonably believed to have the relevant information, regarding the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and, to such Authorized Officer’s Knowledge on the basis of such review and inquiry, that such review and inquiry shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

Section 7.3    Electronic Delivery. Financial statements, opinions of independent certified public accountants, other information and Officer’s Certificates that are required to be delivered pursuant to Section 7.1(a), Section 7.1(b) and Section 7.2 shall be deemed to have been delivered if the Company satisfies any of the following requirements with respect thereto:

(a)    such financial statements satisfying the requirements of Section 7.1(a) or Section 7.1(b) and related Officer’s Certificate satisfying the requirements of Section 7.2 are delivered to each holder of a Note by e-mail at the e-mail address set forth in such holder’s Purchaser Schedule or as communicated from time to time in a separate writing delivered to the Company; or

(b)    such financial statements satisfying the requirements of Section 7.1(a) or Section 7.1(b) and related Officer’s Certificate(s) satisfying the requirements of Section 7.2 are posted by or on behalf of the Company on IntraLinks, Box or on any other similar website to which each holder of Notes has free access, or, if requested by any holder of a Note, delivered to such holder of a Note by e-mail at the e-mail address set forth in such holder’s Purchaser Schedule;

provided however, that in no case shall such access be conditioned upon any waiver or other agreement or consent (other than confidentiality provisions consistent with Section 20); provided further, that in the case of clause (b) above, the Company shall have given each holder of a Note prior written notice, which may be by e-mail or in accordance with Section 18, of such posting or filing in connection with each delivery.

Section 7.4    Investor Teleconference. If requested by the Required Holders within 15 Business Days after delivery of the financial information pursuant to Section 7.3(a), the Company will hold and participate in a quarterly conference call for the holders to discuss the results of operations and other relevant topics. The Company will hold such conference calls not later than 15 Business Days after receiving such a request from the Required Holders, at a time to be set by the Company during normal business hours. Within 15 Business Days after delivery of the financial information pursuant to Section 7.3(b), the Company will hold and participate in an annual conference call for the holders to discuss the results of operations and other relevant topics, at a time to be set by the Company during normal business hours.

Section 7.5    Visitation.

(a)    If no Event of Default then exists, the Company shall permit the representatives of each holder of a Note that is an Institutional Investor, at the expense of such holder and with the consent of the Company, which consent will not be unreasonably withheld, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s independent public accountants; provided that such discussions shall be limited to once per calendar year in the aggregate for the holders of the Notes. The Company shall be permitted to participate in such discussions and any such discussions shall be subject to any applicable requirements of the Company’s independent public accountants.

(b)    If an Event of Default exists, the Company shall permit the representatives of each holder of a Note that is an Institutional Investor, at the expense of the Company, to examine all of the Company’s and its Subsidiaries’ respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested, and at such location as is mutually acceptable to the Company and such holder.

SECTION 8.    PAYMENT AND PREPAYMENT OF THE NOTES.

Section 8.1     Required Payments; Maturity.

(a)    On the first Semi-Annual Payment Date to occur at least ten (10) Business Days after the Closing Date and on each Semi-Annual Payment Date thereafter to and including the Maturity Date, the Company will pay (or cause the Notes Agent to pay on its behalf) the principal amount (or such lesser principal amount as shall then be outstanding) of the Initial Notes in the amounts specified in the Amortization Schedule.

(b)    Interest on each Note shall be paid in accordance with the terms of the Notes. As provided therein, the entire unpaid principal balance of each Note and accrued interest thereon shall be due and payable on the Maturity Date. The Maturity Date for any other Series of Notes will be as set forth in the Supplemental NPA pursuant to which such Notes are issued.

Section 8.2    Mandatory Offers to Prepay.

(a)    Loss Proceeds. If the Company receives any Net Cash Proceeds in excess of $20,000,000 in the aggregate since the date of the Closing in respect of one or more Events of Loss, Termination Events or Condemnations, then, within 15 Business Days after receipt of such excess Net Cash Proceeds, the Company shall make an offer to all holders of the Notes and all holders of any other Permitted Secured Indebtedness that has a substantially similar provision requiring repayment upon the receipt of such Net Cash Proceeds to prepay the maximum aggregate principal amount of the Notes and such other Permitted Secured Indebtedness that can be prepaid out of such excess Net Cash Proceeds, as applicable at a price in cash equal to 100% of such minimum principal amount thereof plus accrued and unpaid interest, if any, to but not including the Applicable Prepayment Date; provided that such Net Cash Proceeds (or the applicable portion of such Net Cash Proceeds) shall be excluded from the requirements of this Section 8.2(a) if (x) in good faith the Company intends to reinvest (or commits to reinvest) all or any portion of such Net Cash Proceeds in assets useful for its business (and the business of its Subsidiaries, including the Project), as determined in the Company’s sole discretion, within 365 days following receipt of the applicable proceeds by the Company or any Subsidiary thereof (for the avoidance of doubt, any mandatory offer to prepay the Notes required pursuant to this Section 8.2(a) shall be made from the Net Cash Proceeds thereof), and the Company so reinvests such Net Cash Proceeds within such period or (y) if the Company enters into a legally binding commitment to reinvest such Net Cash Proceeds within 365 days following receipt thereof, and the Company so reinvests such Net Cash Proceeds within 180 days following such 365 day period, in each case, in accordance with the Depositary Agreement. If, following its commitment to reinvest all or any portion of such Net Cash Proceeds in assets useful to its business, the Company is unable to do so, it will comply with this Section 8.2(a) in respect of any such uninvested proceeds within 15 Business Days after the end of the 365 day or 180 day period described in clause (y) above, as applicable. No Make-Whole Amount or other premium shall be required to be paid in connection with any prepayment pursuant to this Section 8.2(a).

(b)    Asset Disposition Payments. If the Company receives Net Cash Proceeds in excess of $25,000,000 in the aggregate from one or more Permitted Dispositions described in clauses (v) or (viii) of Section 10.2(b), then, within 15 Business Days after receipt of such excess Net Cash Proceeds, the Company shall make an offer to all holders of the Notes and all holders of any other Permitted Secured Indebtedness that has a substantially similar provision requiring repayment upon the receipt of such Net Cash Proceeds to prepay the maximum aggregate principal amount of the Notes and such other Permitted Secured Indebtedness that may be prepaid out of such excess Net Cash Proceeds at a price in cash equal to 100% of such minimum principal amount thereof plus accrued and unpaid interest, if any, to but not including the Applicable Prepayment Date; provided that such Net Cash Proceeds (or the applicable portion of such Net Cash Proceeds) up to $25,000,000 in the aggregate shall be excluded from the requirements of this Section 8.2(b) if (x) in good faith the Company intends to reinvest (or commits to reinvest) all or any portion of such Net Cash Proceeds in assets useful for its business (and the business of its Subsidiaries, including the Project), as determined in the Company’s sole discretion, within 365 days following receipt of the applicable proceeds by the Company or any Subsidiary thereof (for the avoidance of doubt, any mandatory offer to prepay the Notes required pursuant to this Section 8.2(b) shall be made from the Net Cash Proceeds thereof), and the Company so reinvests such Net Cash Proceeds within such period or (y) if the Company enters into a legally binding commitment to reinvest such Net Cash Proceeds within 365 days following receipt thereof, and the Company so reinvests such Net Cash Proceeds within 180 days following such 365 day period, in each case, in accordance with the Depositary Agreement. If, following its commitment to reinvest all or any portion of such Net Cash Proceeds in assets useful to its business, the Company is unable to do so, it will comply with this Section 8.2(b) in respect of any such uninvested proceeds within 15 Business Days after the end of the 365 day or 180 day period described in clause (y) above, as applicable. No Make-Whole Amount or other premium shall be required to be paid in connection with any prepayment pursuant to this Section 8.2(b); provided, however, that once the Company has prepaid a principal amount of the Notes with Net Cash Proceeds pursuant to this Section 8.2(b) in excess of $50,000,000 in the aggregate, any prepayment by the Company required pursuant to Section 8.2(b) shall include the Make-Whole Amount determined for the Applicable Prepayment Date with respect to the applicable principal amount.

(c)    Distribution Reserve Account Amounts. The Company shall make an irrevocable offer to prepay the Notes and other Permitted Secured Indebtedness in accordance with Sections 8.2(e) and 8.4 with the amounts, and on the dates, specified, and otherwise in accordance with Section 3.3(c) of the Depositary Agreement. No Make-Whole Amount or other premium shall be required to be paid in connection with any prepayment pursuant to this Section 8.2(c).

(d)    Change of Control. Upon the occurrence of a Change of Control, the Company shall make to each of the holders of the Notes an offer to repay the entire principal amount of the Notes at 101% of the outstanding principal amount thereof, together with accrued and unpaid interest thereon, but without any Make-Whole Amount or any other premium or penalty, in the manner and to the extent specified in Section 8.2(e), and shall advise each such holder of the circumstances giving rise to such Change of Control.

(e)    Notice Requirements for Mandatory Offers to Prepay. In the event that the Company is required to make any offer to prepay the Notes pursuant to this Section 8.2, the Company will give each holder of Notes and the Notes Agent written notice of such prepayment under this Section 8.2 not less than 10 days (or such shorter period as is required in order to make such prepayment in accordance with the terms of the Depositary Agreement) and not more than 60 days prior to the date fixed for such prepayment unless the Company and the Required Holders agree to another time period pursuant to Section 17. Each such notice shall specify (i) such date (the “Applicable Prepayment Date”) fixed for such prepayment (which shall be a Business Day), (ii) that the Company is irrevocably offering to make such prepayment and fixing the date (the “Initial Section 8.2 Acceptance Deadline Date”) by which each holder must notify the Company in writing if such holder is accepting such prepayment of Notes (which date shall be five Business Days prior to the Applicable Prepayment Date (or such later date as is required in order to make such prepayment in accordance with the terms of the Depositary Agreement)), and (iii) the aggregate principal amount of the Notes subject to prepayment on such date (the “Applicable Aggregate Prepayment Amount”), the principal amount of each Note held by such holder subject to prepayment (determined in accordance with Section 8.4 and subject, in the case of a prepayment made pursuant to this Section 8.2 (and, if applicable, the additional offer for prepayment pursuant to this Section 8.2(e)), to redetermination in accordance with this Section 8.2(e)), and the interest, premium or Make-Whole Amount, if applicable, to be paid on the prepayment date with respect to such principal amount being prepaid (all in accordance with the terms of the Depositary Agreement), and shall be accompanied by a certificate of an Authorized Officer, setting forth the details of such computation. If any holder declines, or fails to accept in writing, the initial offer of prepayment to be made pursuant to this Section 8.2 as of the Initial Section 8.2 Acceptance Deadline Date, such holder shall be deemed to have waived its right to have its Notes prepaid on the Applicable Prepayment Date under Section 8.2 and the Company shall make an additional irrevocable offer to prepay the Notes to each holder of Notes that accepted such initial offer to prepay, in an aggregate amount equal to the aggregate principal amount of the Notes initially offered to be prepaid pursuant to this Section 8.2 but declined or not accepted as of the Initial Section 8.2 Acceptance Deadline Date, following which such additional offer each holder that is a recipient thereof must notify the Company in writing on or prior to the date (the “Additional Section 8.2 Acceptance Deadline Date”) that is three Business Days prior to the Applicable Prepayment Date (or such later date as is required in order to make such prepayment in accordance with the terms of the Depositary Agreement) if such holder is accepting the additional prepayment of Notes. If any holder declines, or fails to accept in writing, the additional offer of prepayment made pursuant to the immediately prior sentence as of the Additional Section 8.2 Acceptance Deadline Date, such holder shall be deemed to have waived its right to have its Notes prepaid in the amount set forth in such additional offer on the Applicable Prepayment Date, without prejudice to any amounts to which such holder may be entitled as a result of its acceptance of the Company’s initial offer to prepay pursuant to this Section 8.2. In the event a holder of a Note notifies the Company in writing no later than the applicable Initial Section 8.2 Acceptance Deadline Date that such holder is accepting the Company’s initial offer to prepay its Notes in accordance with this Section 8.2, the Company shall prepay the applicable amount of such holder’s Notes determined in accordance with Section 8.4(a). In the event a holder of a Note notifies the Company in writing no later than the applicable Additional Section 8.2 Acceptance Deadline Date that such holder is accepting the Company’s additional offer to prepay its Notes in accordance with this Section 8.2(e), the Company shall, in addition to the amount contemplated by the immediately preceding sentence, prepay the applicable amount of such holder’s Notes determined in accordance with Section 8.4(b). In the event that the aggregate amount of the actual prepayment of Notes under Section 8.2 plus the actual prepayment of Notes pursuant to the additional irrevocable offer of prepayment pursuant to this Section 8.2(e) is less than the Applicable Aggregate Prepayment Amount, the amount by which the Applicable Aggregate Prepayment Amount exceeds such aggregate amount of such actual prepayment shall be applied first to repay Indebtedness as required pursuant to the LC Facility Credit Agreement, including the payment of any reimbursement obligations under any letter of credit loans then outstanding under the LC Facility, and any applicable Additional Permitted Secured Indebtedness

Documents (as defined in the Intercreditor Agreement) and then transferred to the Distribution Reserve Account in accordance with the Depositary Agreement (or, to the extent already on deposit in and credited to the Distribution Reserve Account, shall remain in the Distribution Reserve Account).

(f)    Excess Net Cash Proceeds After Prepayment. To the extent that the aggregate amount of Notes tendered pursuant to an offer to prepay the Notes pursuant to this Section 8.2 is less than the amount of such Net Cash Proceeds that is received, the Company may, after application of any such Net Cash Proceeds to repay Indebtedness as required pursuant to the LC Facility Credit Agreement and any applicable Additional Permitted Secured Indebtedness Documents (as defined in the Intercreditor Agreement), use any remaining Net Cash Proceeds for general corporate purposes, subject to other covenants contained in this Agreement.

(g)    Notwithstanding anything in this Section 8.2 to the contrary, in the event that the terms of any other Permitted Secured Indebtedness require the prepayment (or cash collateralization) thereof in the circumstances requiring an offer to prepay the Notes pursuant to this Section 8.2, the amount of such other Permitted Secured Indebtedness required to be prepaid or cash collateralized shall be deemed to be tendered in full pursuant to such offer to prepay, and the amount or proceeds required to be applied to prepayment pursuant to this Section 8.2 shall be applied ratably to the prepayment (or cash collateralization) of such other Permitted Secured Indebtedness and to the Notes tendered pursuant to such offer to prepay, together with accrued interest thereon, as applicable.

(h)    Notwithstanding anything in this Agreement to the contrary, in the event that one or more holders declines, or fails to accept in writing, the initial offer of prepayment to be made pursuant to Section 8.2(e) as of the Initial Section 8.2 Acceptance Deadline Date, the Company shall promptly deliver to each such holder all documentation and other information with respect to the transferee (as a result of the applicable Change of Control) as has been requested in writing by any such holder required to allow each such holder to comply with Applicable Law and related internal procedures relating to “know your customer” and customary anti-money laundering rules and regulations, including the USA PATRIOT Act.

Section 8.3    Optional Prepayments with Make-Whole Amount.

(a)    The Company may, at its option, upon notice as provided below prepay at any time all, or from time to time any part of, the Notes, in an amount not less than $500,000 and integral multiples of $0.01 in excess of such amount (the “Authorized Denominations”) or, in each case, the lesser amount as is then outstanding, at 100% of the principal amount so prepaid, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount (unless such prepayment is made within 90 days of the Maturity Date of the respective Series of Notes to be prepaid, in which case no Make-Whole Amount will be payable).

(b)    The Company will give each holder of Notes and the Notes Agent written notice of each optional prepayment under this Section 8.3 not less than 10 days and not more than 60 days prior to the date fixed for such prepayment unless the Company and the Required Holders agree to another time period pursuant to Section 17. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.4), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of an Authorized Officer as to the estimated Make-Whole Amount, if any, due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation; provided that, notwithstanding anything herein to the contrary, any such notice delivered pursuant to this Section 8.3 may state that such notice is conditioned upon the effectiveness of or receipt of proceeds of other Indebtedness, in which case such notice may be revoked by the Company (by notice to the holders of Notes on or prior to the date that is two Business Days in advance of the date fixed for such prepayment) if such condition is not expected to be satisfied. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of an Authorized Officer specifying the calculation of such Make-Whole Amount, if any, as of the specified prepayment date.

Section 8.4    Allocation of Repayments and Partial Prepayments. In the case of each repayment of the Notes pursuant to Section 8.1, and each partial prepayment of the Notes pursuant to Section 8.2 or Section 8.3, the principal amount of the Notes to be prepaid shall be allocated (a) in the case of any prepayment made pursuant to Section 8.2 in connection with the Company’s initial offer of prepayment contemplated therein and in Section 8.2(e), among all of the Notes at the time outstanding that are held by holders who have agreed to accept such prepayment in accordance with Section 8.2 in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment, (b) in the case of any prepayment made pursuant to Section 8.2(e) in connection with the Company’s additional offer of prepayment contemplated therein, among all of the Notes at the time outstanding that are held by holders who have agreed to accept such offer of prepayment in accordance with Section 8.2(e) in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment (after accounting for any amounts determined pursuant to the foregoing clause (a)), and (c) in all other cases, among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment. All prepayments of the Notes made pursuant to Section 8.2 and all optional prepayments of the Notes made pursuant to Section 8.3 shall be applied pro rata to any remaining principal payments on the Notes, and in the case of the Initial Notes, the amortization schedule set forth in such Section 8.1 shall be adjusted accordingly.

Section 8.5    Maturity; Surrender, Etc. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount (at a price equal to 101% of the principal amount prepaid in the case of a prepayment made in accordance with Section 8.2(d), but otherwise without any penalty or premium) of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount (at a price equal to 101% of the principal amount prepaid in the case of a prepayment made in accordance with Section 8.2(d), but otherwise without any penalty or premium) when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.6    Purchase of Notes. At any time and from time to time, the Company or any Affiliate thereof may purchase Notes pursuant to a call for tenders given to all holders of the Notes by notice given in accordance with Section 18, which notice shall specify the purchase date (which shall not be earlier than 15 days after the giving of such notice), the purchase price and the place of payment thereof. Any such call for tenders shall provide that the terms and conditions for such purchase shall be the same for all Notes except to the extent that the respective purchase prices differ for different Series of Notes as a result of differences in interest rates or payment or maturity dates. If an aggregate principal amount of the Notes is tendered which is greater than that offered to be purchased, such tendered Notes shall be purchased on a pro rata basis in the proportion, as nearly as practicable, which the principal amount of Notes tendered by each holder bears to the principal amount of Notes tendered by all holders of Notes. The Company will not, nor will it permit any Affiliate (or, solely if purchased, redeemed or acquired on the date of the Closing or the date of any issuance of Notes thereafter, any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any of its Subsidiaries) to, purchase, redeem or otherwise acquire any of the outstanding Notes except as provided for herein. The Company will promptly cancel all Notes acquired by the Company or any Affiliate (or, solely if acquired on the date of the Closing or the date of any issuance of Notes thereafter, any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any of its Subsidiaries) thereof and no Notes may be issued in substitution or exchange for any such Note.

Section 8.7    Make-Whole Amount.

The term “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.3 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (a) 0.50% plus (b) the yield to maturity implied by the “Ask Yield(s)” reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (i) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (ii) interpolating linearly between the “Ask Yields” Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (x) 0.50% plus (y) the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (a) such Called Principal into (b) the sum of the products obtained by multiplying (i) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (ii) the number of years, computed on the basis of a 360-day year comprised of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.3 or Section 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.3 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

Section 8.8    Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, (x) except as set forth in clause (y), any regular payment of principal and interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (y) any payment of principal due on the Maturity Date or Make-Whole Amount on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Section 8.9    Withholding. Any and all payments by or on account of any obligation of the Company hereunder or under any other Financing Document, including payments of interest on, principal of, Make-Whole Amount on or other amount with respect to any Note, shall be made without any deduction or withholding for any Taxes or fees of any kind whatsoever, unless the obligation to deduct or withhold is required by Applicable Law. If any such deduction or withholding is required by Applicable Law, payments by or on account of any obligation of the Company hereunder or under any other Financing Document shall be made net of such deduction or withholding (including, for the avoidance of doubt, any deduction or withholding under FATCA) and such deducted or withheld amounts shall be timely remitted to the appropriate Tax authority.

Section 8.10    Calculations. Neither the Collateral Agent nor the Notes Agent is responsible for any calculations in this Article VIII or in any section of this agreement, and each shall rely on the Company for any and all such calculations where applicable.

SECTION 9.    AFFIRMATIVE COVENANTS.

The Company covenants that, commencing on the Closing Date and for so long as any of the Notes are outstanding, the Company shall, and shall cause each of its Subsidiaries to perform all of the provisions set forth in this Section 9:

Section 9.1    Compliance with Laws.

(a)    Without limiting Section 10.4, or any other provision hereof or of any other Note Document, the Company will, and will cause each of the Company Entities to, comply with all Applicable Laws and applicable Governmental Authorizations to which each of them is subject (including ERISA, Environmental Laws, and the other laws and regulations that are referred to in Section 5.13, the FPA, PUHCA, PURPA and the other laws and regulations that are referred to in Section 5.17), in each case to the extent necessary to ensure that non-compliance with such Applicable Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)    Notwithstanding the foregoing clause (a) of this Section 9.1, the Company will, and will cause each of the Company Entities to, comply in all material respects with the USA PATRIOT Act and all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Economic Sanctions Laws.

Section 9.2    Insurance. The Company will, and will cause each of the Company Entities to, without cost to the Collateral Agent or any other Secured Party, maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to their respective properties and business against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of and commercially available to entities of established reputations engaged in the same or similar business and similarly situated; provided that insurance as is required to be maintained by the Tax Equity Documents as of the date of the Closing shall be deemed customary for the Company Entities, taken as a whole, for purposes of this Section 9.2.

Section 9.3    Maintenance of Properties. The Company will, and will cause each of the Company Entities to, operate, maintain and keep, or cause to be operated, maintained and kept, their respective properties (including the Project and the assets of the Project) (a) in good repair, working order and condition (other than ordinary wear and tear) and (b) in a manner in accordance in all material respects with the Operative Documents and Prudent Industry Practice, so that the business carried on in connection therewith may be properly conducted at all times, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4    Payment of Taxes and Claims.

(a)    The Company will, and will cause each of the Company Entities to pay and discharge all Taxes before such Taxes become delinquent, except those for which (i) the amount, applicability or validity thereof is contested by the Company or such Company Entity on a timely basis in good faith and in appropriate proceedings and for which the Company or such Company Entity, as the case may be, has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Company Entity or (ii) the nonpayment of all such Taxes would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company will, and will cause each of the Company Entities to, file all Tax Returns required to be filed in any jurisdiction, except where the failure to file such Tax Returns would not reasonably be expected to result in a Material Adverse Effect.

(b)    In the event any Company Entity receives a notice of final partnership adjustment that would, with the passing of time, result in an “imputed underpayment” imposed on such Person, as that term is defined in section 6225 of the Code, the Company shall or shall cause the applicable Company Entity to, at least five days before the date required by law, (x) timely elect pursuant to section 6226 of the Code to make inapplicable to such Person the requirements in section 6225 of the Code to pay the “imputed underpayment” as that term is used in that section, (y) comply with all of the requirements and procedures required in connection with such election, and (z) provide evidence of such election to each Purchaser.

(c)    The Company shall cause Tax Equity Partnership to remain either as a “disregarded entity” or a partnership within the meaning of Treasury Regulations section 301.7701-3 for U.S. federal income Tax purposes. The Company shall cause the Tax Equity Partnership and the Project Company to each remain treated as a “disregarded entity” within the meaning of Treasury Regulations section 301.7701-3 for U.S. federal income Tax purposes.

(d)    Each of the Company and the Project Company shall remain, and shall cause each other Company Entity to remain, a United States Person under section 1445 and section 1446 of the Code.

Section 9.5    Corporate Existence, Etc. Subject to Section 10.2, (a) the Company will at all times preserve and keep its limited liability company (or other organizational) existence in full force and effect and (b) the Company will cause each of the Company Entities to at all times preserve and keep its limited liability company (or other organizational) existence in full force and effect, in each case except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. The Company will, and will cause each of the Company Entities to, at all times preserve and keep in full force and effect all rights and franchises of the Company and the Company Entities unless, in the good faith judgment of the Company, the failure to preserve and keep in full force and effect such right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.

Section 9.6    Books and Records. The Company will, and will cause each of the Company Entities to, maintain proper books of record and account in all material respects in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Company Entity . The Company will, and will cause each of the Company Entities to, keep books, records and accounts which, in reasonable detail, accurately reflect all transactions and dispositions of assets.

Section 9.7    Necessary Project Approvals. The Company will, and will cause each of the Company Entities to, maintain in full force and effect and, in the name of the applicable Company Entity , all Necessary Project Approvals, except where such failure would not reasonably be expected to have a Material Adverse Effect.

Section 9.8    Performance of Obligations. The Company will, and will cause each of the Company Entities to, perform all of its material obligations, and pursue all its material rights and remedies, under each Material Project Document to which it is a party, except for such nonperformance or non-pursuit as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 9.9    Payment of Notes. The Company will pay or cause to be paid the principal of, premium, if any, and interest on, the Notes on the dates and in the manner provided in the Notes.

Section 9.10    Maintenance of Title. The Company will, and will cause each of the Company Entities to, preserve and maintain good and valid title to, or leasehold, easement or other interest in, as applicable, all of its real and personal properties and assets (including the Project), in each case, free and clear of any Liens other than Permitted Liens, except to the extent such failure would not reasonably be expected to have a Material Adverse Effect.

Section 9.11    Use of Proceeds. The Company will, and will cause each of the Company Entities to, use the proceeds of the Notes to fund, in whole or in part, renewable energy and/or battery storage projects and as set forth in the funds flow memorandum delivered pursuant to Section 4.2(k), including financings or refinancings of, or investments in, equipment and systems which generate or facilitate the generation or storage of energy from renewable sources, such as solar energy, and the owners thereof. Specifically, the Company will, and will cause each of the Company Entities to, use the proceeds of the Notes (a) to repay the Existing Indebtedness, (b) to fund ongoing working capital requirements with respect to the Project, (c) to make a special distribution to Holdings on the date of the Closing in the amount set forth in the funds flow memorandum delivered pursuant to Section 4.2(k), (d) to pay transaction fees and expenses associated with the issuance of the Notes and the closing of the LC Facility and (e) for general corporate purposes.

Section 9.12    Credit Ratings. The Company shall use commercially reasonable efforts to (a) cause a Rating Agency to provide (and continue to provide) a Credit Rating on the Initial Notes and (b) deliver, once annually, and in each case promptly upon receipt by the Company, to the then-registered holders a ratings letter (or similar evidence) from the Applicable Rating Agency indicating the then-current Credit Rating on the Initial Notes. The Company agrees to request that the Applicable Rating Agency include the Private Placement Number (if any) for each Series of Notes in any rating letter it may provide in accordance with this Section 9.12 and provide a statement that such letter may be shared with the holders’ regulatory and self-regulatory bodies (including the Securities Valuation Office of the NAIC) and auditors of any holder of the Initial Notes without need for a non-disclosure agreement with a Rating Agency; provided, however, the parties hereto acknowledge and agree that failure by the Applicable Rating Agency to include the Private Placement Number (if any) or such statement for each Series of Notes in such rating letter shall not result in any breach, default or non-compliance by the Company hereunder.

Section 9.13    Further Assurances. The Company will, and will cause each of the Company Entities to, take all such further actions and execute all such further documents and instruments as the Required Holders (or the Collateral Agent acting at the direction of the Required Holders) may at any time reasonably determine to be necessary to further carry out and consummate the transactions contemplated by the Financing Documents.

Section 9.14    Separateness. The Company will, and will cause each of its Subsidiaries to:

(a)    maintain accounts of the Company or such Subsidiary, as applicable, separate from those of Holdings and each of their respective Affiliates (other than the Company or subsidiaries thereof) with commercial banking institutions and will not commingle their funds with those of Holdings or any of its Affiliates (other than the Company or subsidiaries thereof);

(b)    obtain proper authorization from member(s), director(s) and manager(s) as required by the Company’s or such Subsidiary’s, as applicable, limited liability company agreement (or comparable organizational documents) for all of its limited liability company (or other applicable) actions; and

(c)    comply with the terms of the Company’s or such Subsidiary’s, as applicable, limited liability company agreement (or comparable organizational documents),

it being understood and agreed by the parties hereto that immaterial breaches of this Section 9.14 that (i) are not, in the aggregate, misleading as to the identity of the Company or any such Subsidiary and (ii) otherwise do not materially undermine the purpose intended to be served by the provisions of this Section 9.14 shall not, in each of clauses (a) through (c) above, be deemed a breach of this Section 9.14.

Section 9.15    Preservation of Collateral. The Company and Holdings will take all action reasonably required to preserve the validity, perfection and priority of the Liens purported to be granted to the Collateral Agent for the benefit of the Secured Parties pursuant to the Security Documents (subject to Permitted Liens).

Section 9.16    Subsidiary Distributions. The Company will cause each of the Company Entities to distribute all cash that such Company Entity is permitted by Applicable Law and the terms of applicable Organizational Documents and Tax Equity Documents to distribute to the Company, directly or indirectly, provided that, the Project Company (and each other Company Entity) shall be permitted to retain cash in an amount, in the Company’s reasonable discretion, necessary or advisable for working capital purposes or the prudent operation and maintenance of the Project. The Company will deposit all cash received from any source (including distributions or payments from Subsidiaries or otherwise) into the applicable Depositary Account for application solely for the purposes and in the order and manner provided in the Depositary Agreement.

Section 9.17    Priority of Obligations. The Company will cause this Agreement, the Notes and the other Note Documents, and the obligations of the Company evidenced hereby and thereby, to at all times rank at least pari passu, without preference or priority, with all other senior secured Indebtedness of the Company, whether now existing or hereafter outstanding.

Section 9.18     Reserved.

Section 9.19     Energy Regulatory Compliance. The Company shall cause the Project Company to (i) take or cause to be taken all necessary or appropriate actions so that it will remain an EWG with MBR Authority, or, in lieu of EWG status and MBR Authority, it shall have obtained (x) with respect to EWG status, an exemption or waiver from applicable federal regulation equivalent to that provided by EWG status, and/or (y) with respect to MBR Authority, federal authority to engage in wholesale sales of energy, capacity and ancillary services as required to make sales pursuant to the PPAs or any successor arrangement for sales of energy, capacity and ancillary services and (ii) comply with CAISO Rules, except to the extent such failure would not reasonably be expected to have a Material Adverse Effect.

SECTION 10.    NEGATIVE COVENANTS.

The Company covenants that, commencing on the Closing Date and for so long as any of the Notes are outstanding the Company shall, and shall cause each of its Subsidiaries to perform, all of the provisions set forth in this Section 10 and Holdings covenants that, so long as any of the Notes are outstanding, Holdings shall perform all of the provisions set forth in Section 10.4:

Section 10.1    Transactions with Affiliates. The Company will not and will not permit any of the Company Entities to enter into directly or indirectly any transaction or group of related transactions (including the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate, unless any such transaction or group of related transactions (a) is set forth on Schedule 10.1; (b) contains terms no less favorable to the Company or such Company Entity than those which would be included in a comparable arm’s length transaction entered into by a prudent Person with a Person that is not an Affiliate, as determined in the reasonable judgment and good faith discretion of the Company; (c) is between or among Company Entities, (d) is permitted by or described in Section 10.7 or Sections 10.8(d) or (i), (e) is an equity contribution pursuant to or in accordance with the Company’s or such Company Entity’s Organizational Documents, (f) is a Permitted Project Undertaking or a Permitted Equity Commitment or (g) is otherwise expressly permitted under the Note Documents to be effected with an Affiliate (provided that to the extent that such transaction is with an Affiliate that is not a Subsidiary of the Company, such transaction shall contain terms no less favorable to the Company or such Subsidiary than those which would be included in a comparable arm’s length transaction entered into by a prudent Person with a Person that is not an Affiliate, as determined in the reasonable judgment and good faith discretion of the Company). Notwithstanding anything to the contrary herein, the Company and the Company Entities will be permitted to (x) enter into non-speculative hedging (including effective sale) obligations (including with respect to capacity, energy, Tax and environmental attributes, ancillary services and other products and services sold in accordance with the Project Contracts or in the ordinary course of business) with Affiliates, and in connection therewith to transfer their capacity, energy, Tax or environmental attributes, ancillary services or other such products and services or contracts relating thereto to such Affiliates in order to satisfy commitments by such Affiliates or facilitate the monetization thereof, in each case on arm’s length terms (including terms that are passed through from the applicable agreement between the applicable Affiliate and a third party, with appropriate charges) and (y) perform their obligations to the Manager under the Management Services Agreement.

Section 10.2    Merger, Consolidation, Disposition, Etc. The Company will not and will not permit any of the Company Entities to:

(a)    enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), discontinue its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions (including by way of division), all or substantially all of its business or property, whether now owned or hereafter acquired, except for a merger, consolidation, liquidation, windup, dissolution, or sale or transfer of all or substantially all of its assets (i) expressly permitted by this Agreement or the other Note Documents, (ii) in connection with a Permitted Disposition or (iii) with or to the Company; or

(b)    dispose of any of its property (including by way of division), or, in the case of any Subsidiary of the Company, issue or sell any shares of such Subsidiary’s Equity Interest to any Person, except: (i) Dispositions expressly permitted by this Agreement or the other Note Documents; (ii) Dispositions to the Company; (iii) Dispositions of capacity, energy, Tax and environmental attributes, ancillary services and other property and services in accordance with the Project Contracts or in the ordinary course of business (including dispositions described in the last sentence of Section 10.1); (iv) Dispositions of property, whether now owned or hereafter acquired, that is uneconomic, obsolete or no longer useful (including when replaced or committed to be replaced) to the Company or the Company Entities, in each case, in the ordinary course of business (which shall include major maintenance and repair and replacement activities); (v) Dispositions of land rights (including common facilities), interconnection rights and transmission rights to the extent the Disposition thereof would not reasonably be expected to materially adversely impact the operation of the Project; (vi) Dispositions of Permitted Investments; (vii) Dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or consistent with past practice or in bankruptcy or similar proceedings and (viii) Dispositions pursuant to foreclosure, condemnation or any similar action with respect to any property or other assets (collectively, “Permitted Dispositions”).

Section 10.3    Line of Business. The Company will not and will not permit any of the Company Entities to engage in any business if, as a result, the general nature of the business in which the Company and the Company Entities, taken as a whole, would then be engaged would be substantially changed from the general nature of the business (including any matters reasonably related or incidental thereto) in which the Company and the Company Entities, taken as a whole, are engaged on the date of this Agreement as described in the Investor Presentation (it being acknowledged that the ownership, development, operation, financing and maintenance of the Project, and other activities reasonably related thereto (including the incurrence of Capital Expenditures in respect of the Project), are permitted).

Section 10.4    Economic Sanctions, Etc. Holdings will not, and will not permit any of its Controlled Entities to (a) become (including by virtue of being owned or controlled by a Blocked Person) a Blocked Person, (b) directly or knowingly indirectly engage in any dealing or transaction with any Person if such dealing or transaction is prohibited by applicable Economic Sanctions Laws or other applicable sanctions laws or (c) directly or knowingly indirectly use the proceeds of the Notes, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) in connection with any activities or business of or with any Person, or in or involving any country or territory, that, at the time of such funding, is, or whose government is, the subject of any comprehensive Economic Sanctions Laws, each to the extent in violation of Economic Sanctions Laws, or (ii) in any manner that would result in, or cause, a violation of Economic Sanctions Laws or other applicable sanctions laws by any Person in connection with this Agreement (including any purchaser of the Notes).

Section 10.5    Liens. The Company will not and will not permit any of the Company Entities to directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any Collateral or any other property or asset (including any document or instrument in respect of goods or accounts receivable) of the Company or any such Company Entity, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits, except the following (collectively, “Permitted Liens”):

(a)    the Liens created by, and the other rights and interests of the Collateral Agent and the other Secured Parties as provided in, the Security Documents (including with respect to any Additional Notes);

(b)    Liens imposed by any Governmental Authority for Taxes or customs duties, either (i) secured by an acceptable bond or (ii) not yet due or (iii) being contested in good faith and by appropriate proceedings and in respect of which appropriate reserves have been established in accordance with GAAP, so long as such proceedings shall not involve any material danger of the sale, forfeiture or loss of the Company’s interest in the Project or the Project Site (or any material portion thereof), title thereto or any material interest therein and shall not interfere in any material respect with the use or disposition of the Company’s interest in the Project or the Project Site (or any material portion thereof);

(c)    with respect to the Project Company, materialmen’s, mechanics’, workers’, repairmen’s, employees’ or other like Liens arising in the ordinary course of business either for amounts not yet delinquent or for amounts being contested in good faith and by appropriate proceedings and that in the aggregate are not Material;

(d)    Liens that exist as of the Effective Date and are identified on Schedule 10.5;

(e)    Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance, social security and other laws;

(f)    (i) matters that would be disclosed by an inspection or survey of such real property and do not, in the aggregate, materially impair the current occupancy or use of the estate or real property to which they relate, (ii) all building, land use, entitlement and zoning codes, Environmental Laws and other Applicable Laws heretofore, now or hereafter enacted, made or issued, (iii) all rights with respect to the ownership, mining, extraction and removal of oil, gas or minerals of whatever kind and character (including any rights to gravel, hard rock aggregate, or water extraction) that have been excepted or reserved in the public records and (iv) minor defects, easements, rights-of-way, servitudes, encroachments, restrictions and other similar encumbrances incurred in the ordinary course of business and all other encumbrances, permits, leases, licenses, covenants, conditions, restrictions on the use of property, minor imperfections in title or other matters of a similar nature that do not secure any monetary obligations and which do not materially interfere with the operation of the Project;

(g)    Liens, deposits or pledges to secure statutory obligations or performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or surety bonds, appeal bonds or performance bonds or for purposes of like general nature in the ordinary course of its business;

(h)    involuntary Liens (including a Lien of an attachment, judgment or execution) securing a charge or obligation, on the Project Company’s property, either real or personal, whether now or hereafter owned, in the aggregate sum of less than $10,000,000, together with Liens for the Project Company existing under clause (m) of this Section 10.5, or that otherwise are in respect of judgments which do not constitute an Event of Default under Section 11(k) ;

(i)    Liens and any right of setoff in favor of any bank arising by operation of applicable law or granted pursuant to any contract or agreement governing any deposit accounts permitted under this Agreement or in favor of any credit card company pursuant to an agreement therewith;

(j)    non-exclusive licenses of patents, copyrights, trademarks and other intellectual property rights granted in the ordinary course of business and not interfering in any material respect with the ordinary conduct of or materially detracting from the value of the business of the Company or the Project Company;

(k)    reservations, limitations, provisos and conditions, if any, expressed in any grants, permits, licenses or approvals from any governmental authority or any similar authority;

(l)    Liens securing insurance premium financing arrangements;

(m)    Liens securing Indebtedness permitted under Section 10.6(b); provided that, (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the aggregate outstanding principal amount of such Indebtedness as of the date of incurrence which when taken together with the principal amount of all other Indebtedness secured pursuant to this clause (m), together with the aggregate amount of the Liens secured by clause (h) of this Section 10.5 does not, at any time, exceed $10,000,000;

(n)    purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(o)    any interest or title of a lessor or sublessor under any lease or sublease of real estate permitted under the Note Documents (or with respect to any deposits or reserves posted thereunder);

(p)    Liens and other rights and interests (including of the nature of netting and set off, rights of first refusal, rights of first offer, purchase options and similar rights) set forth in the Organizational Documents of the Company or any of the Company Entities in effect as of the Effective Date or entered into after the Effective Date in the ordinary course of business consistent with past practices, the Project Contracts in effect as of the Effective Date or entered into after the Effective Date in the ordinary course of business, the Tax Equity Documents in effect as of the date of the Effective Date or entered into after the Effective Date in the ordinary course of business consistent with past practices or otherwise in accordance with the Tax Equity Documents in effect as of the Effective Date;

(q)    Liens and other rights and interests on any assets committed to be sold pursuant to a transaction permitted by this Agreement;

(r)    Liens of trade vendors securing trade or other similar indebtedness incurred in the ordinary course of business and not more than 90 days past due and that in the aggregate are not Material;

(s)    Liens and other exceptions to title to, or leasehold interests in, property that are set forth in any title insurance policies, in each case for purposes of this clause (s), as in existence as of the Effective Date; and

(t)    other Liens securing an amount not to exceed $10,000,000; provided that if Indebtedness is secured by Liens pursuant to this clause (t) and such Indebtedness is secured on a first priority basis, the agent or representative for the secured parties under the financing documents evidencing such Indebtedness has joined the Intercreditor Agreement pursuant to a joinder as a Secured Debt Representative (as defined in the Intercreditor Agreement).

Section 10.6    Indebtedness. The Company will not and will not permit any of the Company Entities to create, incur, assume, suffer to exist or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, other than the following:

(a)    Indebtedness of the Company under the Notes and the LC Facility (and any Replacement LC Facility);

(b)    Indebtedness of the Company or any Company Entity in respect of Capital Leases, Synthetic Lease obligations, purchase money obligations, and for deferred purchase price obligations, in each case, for fixed or capital assets and services within the limitations set forth in proviso of Section 10.5(m);

(c)    trade or other similar Indebtedness of the Company or any Company Entity incurred in the ordinary course of business (but not for borrowed money) that is (i) not more than 90 days past due or (ii) being contested in good faith and by appropriate proceedings;

(d)    Indebtedness of the Company or any Company Entity in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business;

(e)    Indebtedness of the Company or any Company Entity arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such debt is promptly covered;

(f)    contingent obligations of the Company or any Company Entity arising from indemnities provided under the Financing Documents, Tax Equity Documents and other contracts permitted hereby;

(g)    Indebtedness of the Company or any Company Entity arising from netting services, overdraft protection, cash management obligations and otherwise in connection with the Depositary Accounts;

(h)    Indebtedness of the Company or any Company Entity consisting of the financing of insurance premiums in the ordinary course of business;

(i)    Indebtedness of the Company or any Company Entity consisting of judgments which do not constitute an Event of Default under Section 11(k);

(j)    Taxes or customs duties, either (i) secured by an acceptable bond or (ii) not yet due or (iii) being contested in good faith and by appropriate proceedings and in respect of which appropriate reserves have been established in accordance with GAAP, so long as such proceedings shall not involve any material danger of the sale, forfeiture or loss of the Company’s interest in the Project or the Project Site (or any material portion thereof), title thereto or any material interest therein and shall not interfere in any material respect with the use or disposition of the Company’s interest in the Project or the Project Site (or any material portion thereof);

(k)    Indebtedness of the Company or any Company Entity arising from non-speculative hedging obligations and hedging and hedge-like obligations with respect to capacity, energy, Tax and environmental attributes, ancillary services and other products and services in accordance with the Project Contracts or in the ordinary course of business;

(l)    Indebtedness in respect of performance bonds, bid bonds, letters of credit, appeal bonds, surety bonds, completion guarantees, indemnification obligations, obligations to pay insurance premiums, take or pay obligations and similar obligations incurred in the ordinary course of business in connection with Project Obligations; and

(m)    other Indebtedness of the Company; provided that the following conditions shall be satisfied at the time of incurrence: (i) to the extent that the Indebtedness incurred by the Company pursuant to this clause (m) is the issuance of Securities similar to the Initial Notes, the terms of Section 1.3(e) shall apply to such Securities as if such Securities are Additional Notes, (ii) the projected average Debt Service Coverage Ratio through the Maturity Date shall be greater than or equal to 1.6:1.0 and the projected minimum Debt Service Coverage Ratio for any Rolling Period through the Maturity Date shall be greater than or equal to 1.3:1.0, (iii) the Rating Condition shall be satisfied and (iv) to the extent such Indebtedness is secured on a first priority basis, the agent or representative for the secured parties under the financing documents evidencing such Indebtedness has joined the Intercreditor Agreement pursuant to a joinder as a Secured Debt Representative (as defined in the Intercreditor Agreement).

Section 10.7    Restricted Payments. The Company will not declare, make or pay, or permit any Company Entity to make or pay, any Restricted Payments except that: (a) the Company may make Permitted Tax Distributions in accordance with the Depositary Agreement and so long as no Default or Event of Default shall have occurred and be continuing or would exist after giving effect to such Permitted Tax Distribution, (b) the Project Company may declare, make and pay Restricted Payments to the Tax Equity Partnership, (c) the Tax Equity Partnership may declare, make and pay Restricted Payments to the Company and, in accordance with the terms of the applicable Tax Equity Documents, the Tax Equity Investors, (d) the Company may declare, make and pay Restricted Payments, at any time, with any Change in Tax Law Proceeds (as defined in the Depositary Agreement) so long as the Company shall have delivered to each holder of a Note a certificate of an Authorized Officer (i) certifying that no Default or Event of Default shall have occurred and be continuing or would exist after giving effect to such Restricted Payment and (ii) demonstrating the calculation of such Change in Tax Law Proceeds (as defined in the Depositary Agreement) in reasonable detail and (e) the Company may declare, make and pay Restricted Payments so long as the following conditions (the “Distribution Conditions”) have been satisfied as of the date of the proposed Restricted Payment:

(i)    no Default or Event of Default shall have occurred and be continuing or would exist after giving effect to such Restricted Payment;

(ii)    the Debt Service Reserve Account shall be fully funded in accordance with the requirements of the Depositary Agreement and, if applicable, each of the BESS Maintenance Reserve Account and the Supplemental Reserve Account shall be fully funded in accordance with the requirements of the Depositary Agreement;

(iii)    the Debt Service Coverage Ratio for the previous Rolling Period of the Company shall be equal to or greater than 1.2:1.0;

(iv)    the projected Debt Service Coverage Ratio for the Rolling Period commencing on the applicable Semi-Annual Payment Date shall be equal to or greater than 1.2:1.0;

(v)    all then due and payable Reimbursement Obligations and LC Loans shall have been repaid in full;

(vi)    such Restricted Payment is made solely from the funds on deposit in the Distribution Reserve Account; and

(vii)    the Company shall have delivered to each holder of a Note that is an Institutional Investor a certificate of an Authorized Officer certifying that each of the conditions set forth in clauses (i) through (iv) above have been satisfied, and attaching calculations demonstrating that the Debt Service Coverage Ratio specified in clause (iii) above has been satisfied, as of the date of the proposed Restricted Payment.

Section 10.8    Investments. The Company will not and will not permit any of the Company Entities to make any Investments other than:

(a)    Permitted Investments;

(b)    Investments constituting Capital Expenditures made in accordance with Section 10.9;

(c)    Investments in the Company or any of the Company Entities owned as of the date of the Closing;

(d)    Investments with cash on deposit in the Distribution Reserve Account, that otherwise would be distributable;

(e)    Investments required in accordance with Organizational Documents (including the Tax Equity Documents) as in effect on the date of the Closing;

(f)    performance of any guarantees or undertakings made for the benefit of Company Entities;

(g)    Investments identified in the Base Case Projections or the funds flow memorandum delivered on the date of the Closing pursuant to Section 4.2(k);

(h)    other Investments so long as (i) the projected average Debt Service Coverage Ratio through the Maturity Date following such Investments shall be greater than or equal to 1.6:1.0 and the projected minimum Debt Service Coverage Ratio for any Rolling Period through the Maturity Date shall be greater than or equal to 1.3:1.0 and (ii) solely if the aggregate amount invested in such Investment exceeds $25,000,000 or the aggregate amount of Investments pursuant to this clause (i) exceeds $37,000,000, the Rating Condition shall be satisfied;

(i)    accepting contributions and transfers from a Person that owns any outstanding shares of its capital stock or similar Equity Interests; and

(j)    Investments funded solely with (x) amounts on deposit in the Distribution Reserve Account, so long as the Distribution Conditions are satisfied or (y) Indebtedness or equity contributions permitted hereunder.

Section 10.9    Capital Expenditures. The Company will not and will not permit any of the Company Entities to make any capital expenditures, other than:

(a)    Required Capital Expenditures; and

(b)    any capital expenditure made to make any modification, alteration, addition or improvement to the Project that the Company considers necessary or desirable in the proper conduct of the business of the Company and the Company Entities, as determined in the sole discretion of the Company (collectively, “Discretionary Capital Expenditures”), so long as such Discretionary Capital Expenditures would not reasonably be expected to have a Material Adverse Effect.

Section 10.10    Restrictions on Subsidiary Dividends or Other Distributions. Except as may be required by Applicable Law, the Financing Documents, the Tax Equity Documents in effect on the Effective Date and Contractual Obligations described on Schedule 5.4 in effect on the Effective Date, the Company will not and will not permit any of the Company Entities to create or otherwise cause or suffer to exist or become effective any consensual encumbrance, limitation or restriction of any kind on the ability of any Company Entity to pay dividends or make any other distributions on any of such Company Entity’s Equity Interests owned by the Company or any other Company Entity, provided that the provisions described in this Section 10.10 will not apply to:

(a)    encumbrances and restrictions existing under or by reason of this Agreement;

(b)    any agreement or instrument in effect on the date of the Closing, and any replacement thereof that is entered into on an arm’s-length basis and, taken as a whole, is no more restrictive that the agreement or instrument it replaces;

(c)    encumbrances or restrictions contained in any agreement or other instrument of a Person acquired by the Company or any Company Entity in effect at the time of such acquisition in each case, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the acquired or redesignated Person, or the property or assets of the acquired or redesignated Person, and was not put in place in contemplation of such event;

(d)    encumbrances or restrictions contained in contracts for sales of Equity Interests or assets permitted by Section 10.2 with respect to the assets or Equity Interests to be sold pursuant to such contract or in customary merger or acquisition agreements (or any option to enter into such contract) for the purchase or acquisition of Equity Interests or assets or any of the Company Entities by another Person;

(e)    encumbrances or restrictions existing under or by reason of applicable law, regulation or similar restriction or by governmental licenses, concessions, franchise or permits;

(f)    encumbrances or restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(g)    customary restrictions on the transfer of non-cash assets contained in power purchase agreements and similar agreements; and

(h)    customary provisions contained in agreements entered into in the ordinary course of business or as otherwise permitted hereby.

Section 10.11    Tax Credits and Other Tax-Related Matters. No Company Entity will, nor will any Company Entity direct or, to the extent within the control of any Company Entity, permit any Person to, (a) take any action which could reasonably be expected to result in any indemnity claim by the Tax Equity Investor against any Company Entity with respect to any recapture, disallowance, reduction or loss of any Tax credit or other Tax benefit claimed with respect to the Project that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, or (b) apply for or claim any grant under Section 1603 of Division B of the American Recovery and Reinvestment Act of 2009, as amended, with respect to the Project or any property that is part of the Project. No Company Entity will, or, to the extent within the control of any Company Entity, permit any Person to take any action (by election or otherwise) that would reasonably be expected to result in any Company Entity being treated as a corporation, or an association taxable as a corporation, for U.S. federal tax purposes (or any similar or corresponding state or local tax purposes). The Company and the Project Company shall not, and shall cause each Company Entity not to, allow any transfer of its interests that would cause it to be treated as a publicly traded partnership under section 7704 of the Code (or any successor laws or regulations)

Section 10.12    Organizational Documents. The Company will not, and will cause each of the Company Entities not to, amend, modify or supplement any of its Organizational Documents, other than to the extent that such amendment, modification or supplement would not reasonably be expected to have a Material Adverse Effect and not adverse to the interests of the holders in any material respect.

Section 10.13    Speculative Transactions. Neither the Company nor any Company Entity will engage in any transaction involving commodity swaps, options or futures contracts or any similar transactions other than in the ordinary course of business and not for speculative purposes; it being understood that it would not be speculative if the Company has reasonably determined that adequate resources are available to it or the applicable Company Entity to satisfy any reasonably likely shortfall in actual generation output of such Project.

Section 10.14    Company Accounts. The Company will not maintain or establish any deposit account or other banking account other than the Depositary Accounts.

Section 10.15    Material Project Documents. The Company will not, and will cause each of the Company Entities not to, amend, modify or supplement any of the Material Project Documents, other than to the extent that such amendment, modification or supplement would not reasonably be expected to have a Material Adverse Effect.

SECTION 11.    EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)    any principal or Make-Whole Amount, if any, on any Note is not paid when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)    any interest or fees on any Note is not paid for more than five Business Days after the same becomes due and payable; or

(c)    (i) any amount due in respect of any Note, other than such amounts described in Sections 11(a) or (b), is not paid, for more than 30 days after the same becomes due and payable or (ii) any amount due in respect of any Note Document (other than the Notes) is not paid, within 15 days of the Company receiving written notice that such amount is overdue (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(c)(ii)); or

(d)    (i) the Company or Holdings defaults in the performance of or compliance with any term contained in Section 8.2(d), Section 9.11 or Section 10, (ii) the Company defaults in the performance of or compliance with the first sentence of Section 9.5, and such default is not remedied within five Business Days or (iii) the Company defaults in the performance of or compliance with any term contained in Section 7.1(d) or Section 9.2 and such failure is not remedied within 10 days; or

(e)    the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b), (c) and (d)) or in any other Note Document and such default is not remedied or waived within 30 days after the earlier of (i) an Authorized Officer obtaining Knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(e)); provided, however, that if such Default is capable of being cured and if the Company commences efforts to cure such Default within such 30 day period or if the Company is prevented from curing such Default within such 30 day period due to applicable legal or regulatory restrictions, it may continue to effect such cure of the Default (and such Default will not be deemed an Event of Default) for an additional 45 days; or

(f)    any representation or warranty made by or on behalf of the Company or by any officer of the Company in any Note Document or any writing or certificate furnished in connection with the transactions contemplated hereby proves to have been untrue in any material respect on the date as of which made; provided, however, that the same shall not constitute an Event of Default if (i) the fact, event or circumstance resulting in such false or incorrect representation or warranty is capable of being cured, corrected or otherwise remedied, and (ii) such fact, event or circumstance resulting in such false or incorrect representation or warranty shall have been cured, corrected or otherwise remedied within 30 days (or if such incorrect representation or warranty is not susceptible to cure within 30 days, and the Company is proceeding with diligence and in good faith to cure such default and such default is susceptible to cure, such 30 day period shall be extended as may be necessary to cure such incorrect representation or warranty, such extended period not to exceed 90 days in the aggregate (inclusive of the original 30 day period)) from the earlier of (x) an Authorized Officer has Knowledge thereof and (y) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(f)); or

(g)    (i) the Company or any of the Company Entities is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on, in the aggregate, any Material Indebtedness beyond any period of grace provided with respect thereto, or (ii) the Company or any of the Company Entities is in default in the performance of or compliance with any term of any evidence of, in the aggregate, any Material Indebtedness or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such

Indebtedness into Equity Interests and excluding mandatory prepayments not arising from a default), (x) the Company or any of the Company Entities has become obligated to purchase or repay, in the aggregate, any Material Indebtedness before its regular maturity or before its regularly scheduled dates of payment, or (y) one or more Persons have the right to require the Company or any such Subsidiary so to purchase or repay such Indebtedness, or (iv) without limiting the foregoing clauses (i) through (iii), an Event of Default (as defined in the LC Facility Credit Agreement) has occurred under the LC Facility, except, in the case of clauses (i) through (iii), to the extent such event would not reasonably be expected to have a Material Adverse Effect; or

(h)    the Company or any of the Company Entities (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(i)    a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by Holdings or any of the Company Entities, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of Holdings any of the Company Entities, or any such petition shall be filed against Holdings or any of the Company Entities and such petition shall not be dismissed within 60 days; or

(j)    any event occurs with respect to Holdings or any of the Company Entities, which under the laws of any jurisdiction is analogous to any of the events described in Section 11(h) or Section 11(i), provided that the applicable grace period, if any, which shall apply shall be the one applicable to the relevant proceeding which most closely corresponds to the proceeding described in Section 11(h) or Section 11(i); or

(k)    one or more final judgments or orders for the payment of money aggregating in excess of $10,000,000 (or its equivalent in the relevant currency of payment) (excluding any judgments or orders covered by insurance and for which the applicable insurer has acknowledged liability) are rendered against one or more of the Company and the Company Entities and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(l)    if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the

PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) there is any “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under one or more Plans, determined in accordance with Title IV of ERISA, (iv) the aggregate present value of accrued benefit liabilities under all funded Non-U.S. Plans exceeds the aggregate current value of the assets of such Non-U.S. Plans allocable to such liabilities, (v) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (vi) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, (vii) Holdings or any Subsidiary of Holdings establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of Holdings or any such Subsidiary thereunder, (viii) Holdings or any Subsidiary of Holdings fails to administer or maintain a Non-U.S. Plan in compliance with the requirements of any and all applicable laws, statutes, rules, regulations or court orders or any Non-U.S. Plan is involuntarily terminated or wound up, or (ix) Holdings or any Subsidiary of Holdings becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans; and any such event or events described in clauses (i) through (ix) above, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect. As used in this Section 11(l), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA; or

(m)    (i) any Governmental Authorization required for the ownership or operation of the Project is revoked, terminated, withdrawn or ceases to be in full force and effect, except to the extent such revocation, termination, withdrawal or cessation would not reasonably be expected to have a Material Adverse Effect or (ii) the Company fails to cause the Project Company to comply with CAISO Rules, except to the extent such failure would not reasonably be expected to have a Material Adverse Effect; provided, however, in the case of clause (ii), that the Company shall have sixty (60) days following such event to cure such condition or circumstance; provided, further, that if such condition or circumstance is not capable of cure within such sixty (60) day period, such sixty (60) day period shall be extended to a total period of ninety (90) days in the aggregate so long as (A) such condition or circumstance is susceptible to cure and (B) the applicable Company Entity commences and is diligently pursuing a cure; or

(n)    any Security Document after delivery thereof shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Permitted Liens) on any material portion of the Collateral, it being agreed that each of the Company’s interest in the equity of the Tax Equity Partnership, the Depositary Accounts (as such term is defined in the Depositary Agreement) and the equity of the Company shall be deemed to be a material portion of the Collateral; provided, further, that the failure of a Lien to be valid and/or perfected shall not constitute an Event of Default if such cessation has been cured within five Business Days after any Authorized Officer obtained Knowledge thereof, and such valid and perfected Lien (with the priority described in such Security Document) is restored; or

(o)    any provision of any Note Document at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Secured Obligations, ceases to be in full force and effect (in each case, except in connection with its expiration in accordance with its terms (and not related to any default thereunder)); or the Company or any of its Affiliates expressly repudiates in writing the validity or enforceability of any provision of any Note Document; or the Company denies in writing that it has any or further liability or obligation under any provision of any Note Document or expressly purports to revoke, terminate or rescind any provision of any Note Document; or

(p)    any Material Project Document shall terminate or cease for any reason to be in full force and effect (except at the end of its term and not as a result of any default thereunder or if such termination or cessation would not reasonably be expected to have a Material Adverse Effect); provided, however, that the Company shall have sixty (60) days following such event to cure such event or to enter into, or cause the applicable Company Entity to enter into, a replacement Material Project Document with a Replacement Obligor (or the original obligor); provided that if such condition or circumstance is not capable of cure within such sixty (60) day period, such sixty (60) day period shall be extended to a total period of ninety (90) days in the aggregate so long as (A) such condition or circumstance is susceptible to cure and (B) the applicable Company Entity commences and is diligently pursuing a cure or

(q)    in each case to the extent the same could reasonably be expected to result in a Material Adverse Effect, any part of the Company Entities’ property shall be seized (including by way of execution, attachment, garnishment or distraint) or any Lien thereon securing obligations (other than Liens created pursuant to the Financing Documents) shall be enforced and, in any such case, such seizure, execution, attachment, garnishment, distraint or enforcement shall continue in effect and not be released or discharged for more than ninety (90) days after an Authorized Officer of the Company obtains Knowledge thereof; provided that if such condition or circumstance is not capable of cure within such ninety (90) day period, such ninety (90) day period shall be extended to a total period of one hundred twenty (120) days in the aggregate so long as (A) such condition or circumstance is susceptible to cure and (B) the applicable Company Entity commences and is diligently pursuing a cure.

SECTION 12.    REMEDIES ON DEFAULT, ETC.

Section 12.1    Acceleration.

(a)    If an Event of Default with respect to the Company described in Section 11(h), (i) or (j) (other than an Event of Default described in clause (i) of Section 11(h) or described in clause (vi) of Section 11(h) by virtue of the fact that such clause encompasses clause (i) of Section 11(h)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b)    If any other Event of Default has occurred and is continuing, the Required Holders may at any time at their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c)    If any Event of Default described in Section 11(a), (b) or (c) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount, if any, determined in respect of such principal amount, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount, if any, by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2    Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, subject to the Intercreditor Agreement, the Collateral Agent (as directed by an Act of Required Secured Parties under the Intercreditor Agreement) or the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note or any other Note Document, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise, including all rights and remedies set forth in the other Note Documents.

Section 12.3    Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (i) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (ii) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (iii) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (iv) no judgment or decree has been entered for the payment of any monies due pursuant hereto, pursuant to any other Note Document or pursuant to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4    No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of the Collateral Agent or any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, any Note or any other Note Document upon any holder of a Note shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the Collateral Agent, the Depositary Bank and the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such Person incurred in any enforcement or collection under this Section 12, including reasonable attorneys’ fees, expenses and disbursements.

Section 12.5    Default Rate. During the period that an Event of Default shall have occurred and be continuing, interest on the outstanding principal amount of all Notes shall accrue at the applicable Default Rate.

SECTION 13.    REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

Section 13.1    Registration of Notes. The Notes Agent, on behalf of the Company, shall keep at its office specified in Section 14.6, a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Notes Agent, on behalf of the Company, shall give to (i) any holder of a Note that is an Institutional Investor and (ii) the Collateral Agent promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes and including the aggregate outstanding principal amount of all Note Obligations (as defined in the Intercreditor Agreement) held by such registered holders of Notes at such time.

Section 13.2    Transfer and Exchange of Notes. Upon surrender of any Note to the Notes Agent at the address specified in Section 14.6, for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof and any other information or documentation the Notes Agent may reasonably request), within 10 Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes of the same Series (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit B-1 in the case of the Initial Notes, or of the Note form established for the applicable Series. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The “Record Date” for purposes of all transfers and exchanges of Notes shall be ten (10) Business Days prior to the date on which any payment of principal or interest is due hereunder, and all such payments of principal and interest shall accordingly be made to the record holder of such Note as of the Record Date. The Company may require payment of a sum sufficient to cover any stamp Tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $500,000 without the consent of the Company in its sole discretion, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes of a Series, one Note of such Series may be in a denomination of less than $500,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

Section 13.3    Replacement of Notes. Upon receipt by the Notes Agent at the address specified in Section 14.6 of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)    in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Company and the Notes Agent (provided that if the holder of such Note is, or is a nominee for, an Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)    in the case of mutilation, upon surrender and cancellation thereof and receipt of indemnity reasonably satisfactory to the Company and the Notes Agent (provided that if the holder of such Note is, or is a nominee for, an Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), within 10 Business Days thereafter, the Notes Agent shall request that the Company, and the Company shall (at its own expense), execute and deliver, in lieu thereof, a replacement Note of the same Series, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

SECTION 14.    PAYMENTS ON NOTES; APPOINTMENT OF COLLATERAL AGENT.

Section 14.1     Place of Payment. Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made at the principal office of the Notes Agent. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2    Payment by Wire Transfer. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company (or the Notes Agent or a paying agent appointed by the Company, on its behalf) will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in the Purchaser Schedule or the applicable Supplemental NPA, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company and the Notes Agent in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company or the Notes Agent made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Notes Agent at the address specified in Section 19(v). Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Notes Agent in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

Section 14.3    Tax Information. By acceptance of any Note, the holder of such Note agrees that such holder will upon such acceptance of a Note and from time to time thereafter with reasonable promptness duly complete and deliver to the Company and the Notes Agent, or to such other Person as may be reasonably requested by the Company or the Notes Agent, (a) in the case of any such holder that is a United States Person, an executed Internal Revenue Service (“IRS”) Form W-9 (or any successor thereto, including appropriate attachments) establishing such holder’s status as a United States Person and exemption from U.S. backup withholding and (b) in the case of any such holder that is not a United States Person, an executed IRS Form W-8BEN-E (or other applicable IRS Form W-8 or any successor thereto, including appropriate attachments), in each case, any other such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) as may be necessary for the Company and such other Person to comply with their obligations under FATCA or to determine the amount of Taxes (if any) to deduct and withhold from any such payment made to such holder (including any Taxes imposed under section 1441 or 1442 of the Code (or any successor provisions) and backup withholding) or otherwise comply with applicable tax laws. Each holder of a Note shall as soon as reasonably practicable notify the Company and the Notes Agent if any form or documentation previously delivered by such holder expires or becomes obsolete or inaccurate in any respect, and shall duly complete and deliver to the Company, the Notes Agent or such other Person an updated form or documentation upon such event. Nothing in this Section 14.3 shall require any holder to provide information that is confidential or proprietary to such holder unless the Company, the Notes Agent or such other Person is required to obtain such information under FATCA or to determine the amount of Taxes (if any) to deduct and withhold from any payment made to such holder or otherwise comply with applicable tax laws and, in such event, the Company and the Notes Agent shall treat (and the Company shall cause such other Person to treat) any such information it receives as confidential except as required by applicable law. The Purchasers shall provide to the Notes

Agent or their respective agents all information, documentation or certifications reasonably requested by the Notes Agent to permit the Notes Agent to comply with their tax reporting obligations under Applicable Law, including any applicable cost basis reporting obligations. For purposes of this Section 14.3, the term “holder” shall include any beneficial owner of a Note to the extent such person is deemed to be a beneficial owner for purposes of the applicable IRS forms referenced herein.

Section 14.4    Appointment. Each Purchaser hereby irrevocably designates and appoints The Bank of New York Mellon as the Collateral Agent under this Agreement, the Intercreditor Agreement and the Security Documents and irrevocably authorizes and directs The Bank of New York Mellon, in the capacity of Collateral Agent, for the benefit of the Secured Parties, to (a) execute, deliver and perform the obligations, if any, of the Collateral Agent under this Agreement, the Intercreditor Agreement, each Security Document and any ancillary documents delivered in connection herewith or therewith, (b) take such action on its behalf under the provisions of this Agreement, the Intercreditor Agreement, each Security Document and such ancillary documents and (c) exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement, the Intercreditor Agreement, each Security Document and such ancillary documents together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or the Intercreditor Agreement, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, in the Intercreditor Agreement, in the Security Documents and in such ancillary documents delivered in connection herewith or therewith, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement, the Intercreditor Agreement, any Security Document or such ancillary documents, or otherwise exist against the Collateral Agent.

Section 14.5    Incorporation by Reference. The provisions of Article VII of the Intercreditor Agreement are incorporated herein mutatis mutandis. Each of the parties hereto agrees that each Purchaser may exercise those rights and shall perform those obligations applicable to a Secured Party set forth in the Intercreditor Agreement.

Section 14.6    Appointment of Notes Agent. The Company hereby notifies the Purchasers and all future holders of any Notes that it has appointed The Bank of New York Mellon, acting through its office at 240 Greenwich Street, Floor 7 East, New York, New York 10286, as the registrar, paying agent and transfer agent in respect of the Notes (together with its successors and assigns collectively in such capacities, the “Notes Agent”). For the avoidance of doubt, the Notes Agent is acting as an agent, and not a fiduciary, of the Company hereunder, and is not acting as agent or fiduciary for any Purchaser or any holder of a Note. Notwithstanding anything herein to the contrary, the Notes Agent shall be afforded all of the rights, privileges, protections, powers, immunities, benefits and indemnities of the Notes Agent set forth in the Paying Agent Agreement, as if such rights, privileges, protections, powers, immunities, benefits and indemnities were specifically set forth herein, mutatis mutandis. The Company hereby notifies the Purchasers and all future holders of any Notes that pursuant to the Intercreditor Agreement, the Purchasers have appointed The Bank of New York Mellon, acting through its office at 240 Greenwich Street, New York, New York 10286, Attention: Corporate Trust – Anderson Pluviose, as the Intercreditor Agent.

SECTION 15.    EXPENSES, ETC.

Section 15.1    Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of one special counsel for all holders of the Notes and, if reasonably required by the Required Holders, one local counsel in each relevant jurisdiction for all of the holders of the Notes) incurred by the Collateral Agent and Notes Agent and its Affiliates, the Purchasers and each other holder of a Note in connection with such transactions and in connection with the administration of this Agreement and the other Note Documents or any Supplemental NPAs, amendments, waivers or consents under or in respect of this Agreement, the Notes or any other Note Document (whether or not such amendment, waiver or consent becomes effective), including: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Notes or any other Note Document or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Notes or any other Note Document, or by reason of being a holder of any Note, (b) the costs and expenses, including the fees of one financial advisors for all holders of the Notes, incurred in connection with the insolvency or bankruptcy of the Company or any Company Entity or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes or any other Note Document and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO. If required by the NAIC, the Company shall obtain and maintain at its own cost and expense a Legal Entity Identifier (LEI).

The Company will pay, and will save the Collateral Agent and Notes Agent and its Affiliates, each Purchaser and each other holder of a Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes), (ii) any and all wire transfer fees that any bank or other financial institution deducts from any payment under such Note to such holder or otherwise charges to a holder of a Note with respect to a payment under such Note and (iii) any judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (including reasonable attorneys’ fees and expenses) or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company.

Section 15.2    Certain Taxes. The Company agrees to pay all recording, documentary, filing, intangible, stamp or other similar Taxes and other fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement or any other Note Document or the execution and delivery (but not the transfer) or the enforcement of any of the Notes in the United States or any other jurisdiction where the Company has assets or of any amendment of, or waiver or consent under or with respect to, this Agreement or any other Note Document or of any of the Notes, and to pay any value added Tax due and payable in respect of reimbursement of costs and expenses by the Company pursuant to this Section 15, and will save each holder of a Note to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such Tax or fee required to be paid by the Company hereunder.

Section 15.3    Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, any other Note Documents or the Notes, and the termination of this Agreement.

SECTION 16.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein, in the other Note Documents and in any certificate or other instrument delivered in connection with or pursuant to this Agreement or the other Note Documents shall survive the execution and delivery of this Agreement, the Notes and the other Note Documents, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of Holdings or the Company pursuant to this Agreement or any other Note Document shall be deemed representations and warranties of Holdings or the Company, as applicable, under this Agreement. Subject to the preceding sentence, this Agreement, the Notes and any other Note Document embody the entire agreement and understanding between each Purchaser, Holdings and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 17.    AMENDMENT AND WAIVER.

Section 17.1    Requirements. Subject to the terms of the Intercreditor Agreement, this Agreement, the Notes and the other Note Documents may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), only with the written consent of the Company and the Required Holders, except that:

(a)    no amendment or waiver of any of Sections 1, 2, 3, 4, 5, 6 or 20 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing;

(b)    no amendment or waiver may, without the written consent of the holder of each Note at the time outstanding, (i) subject to Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of (x) interest on the Notes or (y) the Make-Whole Amount, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver, (iii) amend any of Sections 8, Section 11(a), 11(b), 11(c), 12, 16, 17 or 19 or (iv) release any material portion of the Collateral except in connection with a Permitted Disposition permitted under the Note Documents; and

(c)    no amendment or waiver may, without the written consent of the Collateral Agent or the Notes Agent, amend, modify, terminate or waive any provision of Section 14.4, 14.5 or any other provision of this Agreement that affects the rights or obligations of the Collateral Agent or the Notes Agent, as applicable.

Section 17.2    Solicitation of Holders of Notes.

(a)    Solicitation. The Company will provide each holder of a Note with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes or any other Note Document. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 17 or any other Note Document to each holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b)    Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of a Note as consideration for or as an inducement to the entering into by such holder of any waiver or amendment of any of the terms and provisions hereof or any other Note Document or of any Note unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of a Note even if such holder did not consent to such waiver or amendment.

(c)    Consent in Contemplation of Transfer. Any consent given pursuant to this Section 17 or any other Note Document by a holder of a Note that has transferred or has agreed to transfer its Note to (i) the Company, (ii) any Subsidiary or any other Affiliate of the Company or (iii) any other Person in connection with, or in anticipation of, such other Person acquiring, making a tender offer for or merging with the Company and/or any of its Affiliates, in each case in connection with such consent shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

Section 17.3    Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 or any other Note Document applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company and Holdings without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company, Holdings and any holder of a Note and no delay in exercising any rights hereunder or under any Note or any other Note Document shall operate as a waiver of any rights of any holder of such Note.

Section 17.4    Notes Held by Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, any other Note Document or the Notes, or have directed the taking of any action provided herein or in or any other Note Document or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

SECTION 18.    NOTICES.

Except to the extent otherwise provided in Section 7.4, all notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), (b) by registered or certified mail with return receipt requested (postage prepaid), (c) by an internationally recognized overnight delivery service (charges prepaid) or (d) via email in “.pdf” format. Any such notice must be sent:

(i)    if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in the Purchaser Schedule, or at such other address as such Purchaser or nominee shall have specified to the Company, the Notes Agent, the Intercreditor Agent and the Collateral Agent in writing;

(ii)    if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company, the Notes Agent, the Intercreditor Agent and the Collateral Agent in writing;

(iii)    if to the Collateral Agent, to the Collateral Agent at the address specified for delivery of notices to the Collateral Agent in Section 9.10 of the Intercreditor Agreement, or at such other address as the Collateral Agent shall have specified to the holder of each Note, the Notes Agent, the Intercreditor Agent and the Company in writing;

(iv)    if to the Intercreditor Agent, to the Intercreditor Agent at the address specified for delivery of notices to the Intercreditor Agent in Section 9.10 of the Intercreditor Agreement, or at such other address as the Intercreditor Agent shall have specified to the holder of each Note, the Notes Agent, the Collateral Agent and the Company in writing;

(v)    if to the Notes Agent, to the Notes Agent at The Bank of New York Mellon 240 Greenwich Street, Floor 7 East, New York, New York 10286, Attention: Corporate Trust – Anderson Pluviose, Email: Anderson.pluviose@bnymellon.com, or at such other address as the Notes Agent shall have specified to the holder of each Note, the Collateral Agent, the Intercreditor Agent and the Company in writing; or

(vi)    if to the Company, to the Company at c/o GSAM Renewable Power Group, 200 West Street, New York, NY 10282, Attn: Patrick McAlpine, Email: gs-rpg-legalreviewteam@gs.com, with a copy of any legal notices to 200 West Street, 15th Fl., New York, NY 10282, Attn: General Counsel, or at such other address as the Company shall have specified to the holder of each Note, the Notes Agent, the Intercreditor Agent and the Collateral Agent in writing.

Notices under this Section 18 will be deemed given only when actually received.

The Collateral Agent, Intercreditor Agent and Notes Agent shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Agreement and related Financing Documents and delivered using Electronic Means; provided, however, that the Company shall provide to the Collateral Agent, Intercreditor Agent and Notes Agent an incumbency certificate listing Authorized Officers with the authority to provide such Instructions and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Company whenever a person is to be added or deleted from the listing. If the Company elects to give the Collateral Agent, Intercreditor Agent or Notes Agent Instructions using Electronic Means and the Collateral Agent, Intercreditor Agent or Notes Agent, as applicable, in its discretion elects to act upon such Instructions, the Collateral Agent, Intercreditor Agent or Notes Agent’s understanding of such Instructions shall be deemed controlling. The Company understands and agrees that the Collateral Agent, Intercreditor Agent and Notes Agent cannot determine the identity of the actual sender of such Instructions and that the Collateral Agent, Intercreditor Agent or Notes Agent, as applicable, shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Collateral Agent, Intercreditor Agent or Notes Agent, as applicable, have been sent by such Authorized Officer. The Company shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Collateral Agent, Intercreditor Agent or Notes Agent, as applicable, and that the Company and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Company. None of the Collateral Agent, Intercreditor Agent or Notes Agent shall be liable for any losses, costs or expenses arising directly or indirectly from the its reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Company agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to Collateral Agent, Intercreditor Agent and Notes Agent, including without limitation the risk of the Collateral Agent, Intercreditor Agent or Notes Agent acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Collateral Agent, Intercreditor Agent and Notes Agent and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Company; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Collateral Agent, Intercreditor Agent and Notes Agent immediately upon learning of any compromise or unauthorized use of the security procedures.

SECTION 19.    REPRODUCTION OF DOCUMENTS.

This Agreement, each other Note Document and all documents relating thereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), (c) documents (except any

Additional Notes themselves) received by any holder in connection with the issuance of any Series of Notes after the date hereof and (d) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 20.    CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Company Entity in connection with the transactions contemplated by or otherwise pursuant to this Agreement and the other Note Documents that is proprietary in nature and (i) that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary or (ii) that a reasonable person would expect to be treated as confidential under the circumstances of its disclosure, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Company Entity or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, and agrees to, to the extent not prohibited by applicable law from doing so, give the Company prompt written notice of any unauthorized use or disclosure of the Confidential Information, and assist the Company in remedying any such unauthorized use or disclosure, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its auditors, financial advisors and other professional advisors and investors in any Related Fund that hold a beneficial interest in the Notes, in all cases, who agree to hold confidential the Confidential Information substantially in accordance with this Section 20, (iii) any other holder of any Note, the Notes Agent, any other Secured Party or the Collateral Agent, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (v) any Person from which it offers to purchase any Security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (vi) any federal, state or provincial regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes, this Agreement or any other Note Document and, in the event Confidential Information is so required to be disclosed pursuant to the foregoing, the applicable Purchaser agrees to disclose such required Confidential Information to the minimum extent required (other than at the request of a regulatory authority, governmental agency or pursuant to a broad based subpoena or similar discovery process, in each case, not directly related to the Company or the transactions contemplated hereby), and, solely in the case of the foregoing clause (viii), such Purchaser shall provide the Company with prompt written notice (unless such notification shall be prohibited by applicable law or legal process) of such permitted disclosure. To the extent that any breach of terms of this Section 20 occurs, the Purchaser that has breached this Section 20 agrees to use commercially reasonable efforts to assist the Company in restricting or preventing such further breaches. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying this Section 20.

In the event that as a condition to receiving access to information relating to the Company or the Company Entities in connection with the transactions contemplated by or otherwise pursuant to this Agreement or any other Note Document, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser or such holder and the Company, this Section 20 shall supersede any such other confidentiality undertaking.

Each Purchaser agrees that money damages may be both incalculable and an insufficient remedy for breach of the terms of this Section 20, and that in addition to all other remedies available at law or in equity, in the event of any breach of the terms of this Section 20, the Company shall be entitled to seek equitable relief, including injunction and specific performance, without proof of actual damages and/or the requirement of posting a bond or other security. Each Purchaser agrees to be responsible to the Company for any damage, loss, cost or liability (including reasonable and documented legal fees and the cost of enforcing this agreement) arising out of or resulting from any breach of the terms of this Section 20 by such Purchaser that is determined by a court or other arbiter of competent jurisdiction in a final, non-appealable order.

SECTION 21.    SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or any one of such other Purchaser’s Affiliates (a “Substitute Purchaser”) as the purchaser of the Initial Notes that it has agreed to purchase hereunder, by written notice to the

Company and the Notes Agent, which notice (a) shall be signed by both such Purchaser and such Substitute Purchaser, (b) shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and the other Note Documents and (c) shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser. In the event that such Substitute Purchaser is so substituted as an Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Initial Notes then held by such Substitute Purchaser, upon receipt by the Company and the Notes Agent of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Initial Notes under this Agreement and the other Note Documents.

SECTION 22.    MISCELLANEOUS.

Section 22.1    Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent holder of a Note) whether so expressed or not, except that, subject to Section 10.2, neither Holdings nor the Company may assign or otherwise transfer any of its rights or obligations hereunder or under the Notes without the prior written consent of each holder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 22.2    Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP, subject in the case of unaudited financial statements, to the absence of footnotes and year-end adjustments. For purposes of determining compliance with this Agreement (including Section 9, Section 10 and the definition of “Indebtedness”), any election by the Company to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

Section 22.3    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.4    Construction, Etc.

(a)    Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

(b)    Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the Notes, shall also include any such notes issued in substitution therefor pursuant to Section 13, (ii) subject to Section 22.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement, and (v) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

(c)    For all purposes under the Financing Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (i) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (ii) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 22.5    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith (other than any Note) by telecopy or “.pdf” shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.    The words “execution”, “signed”, “signature” and words of like import in this Agreement relating to the execution and delivery of this Agreement and any documents to be delivered in connection herewith shall be deemed to include electronic signatures, which shall be of the same legal effect, validity or enforceability as a manually executed signature to the extent and as provided in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 22.6    Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 22.7    Jurisdiction and Process; Waiver of Jury Trial.

(a)    Each of Holdings and the Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement, the Notes or any other Note Document. To the fullest extent permitted by applicable law, each of Holdings and the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)    Each of Holdings and the Company agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 22.7(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(c)    Each of Holdings and the Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.7(a) by mailing a copy thereof by registered, certified, priority or express mail (or any substantially similar form of mail), postage prepaid, return receipt or delivery confirmation requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. Each of Holdings and the Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(d)    Nothing in this Section 22.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against Holdings or the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(e)    THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES, ANY OTHER NOTE DOCUMENT OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

Section 22.8    Intercreditor Agreement. Notwithstanding anything herein to the contrary, the obligations of Holdings and the Company pursuant to this Agreement and all other Secured Obligations, the Lien and security interest granted to the Collateral Agent pursuant to the Security Documents, and the exercise of any right or remedy by the Collateral Agent, any Purchaser or any holder of Notes hereunder or under any other Note Document are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control.

Section 22.9    USA PATRIOT Act. The Purchasers subject to the USA PATRIOT Act hereby notify the Company that, pursuant to the requirements of the USA PATRIOT Act, such Purchasers are required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow each Purchaser to identify the Company in accordance with the USA PATRIOT Act.

Section 22.10    Limitations on Recourse. Notwithstanding anything to the contrary in this Agreement, any other Financing Document or any other document executed or delivered in connection with the Financing Documents, none of the Secured Parties (in their capacity as such, and excluding the rights of the Company or any Subsidiary following foreclosure by the Secured Parties) shall have any claims with respect to the transactions contemplated by the Financing Documents against any of the Affiliates of the Company (except, in each case, to the extent set forth in the Financing Documents), any present or future holders (direct or indirect) of Equity Interests in Holdings or any shareholders, partners, members, managers, officers, directors, employees, representatives, controlling persons, executives or agents of Holdings, including the Manager and its Affiliates (collectively, the “Non-Recourse Persons”), such claims against such Non-Recourse Persons (including as may arise by operation of law) being expressly waived hereby; provided that the foregoing provisions of this Section 22.10 shall not (a) constitute a waiver, release or discharge (or otherwise impair the enforceability) of any of the Secured Obligations, or of any of the terms, covenants, conditions, or provisions of this Agreement or any other Financing Document and the same shall continue (but without personal liability of the Non-Recourse Persons) until fully paid, discharged, observed or performed, (b) constitute a waiver, release or discharge of any lien or security interest purported to be created pursuant to the Security Documents (or otherwise impair the ability of any Secured Party to realize or foreclose upon any Collateral), (c) limit or restrict the right of the Collateral Agent or any other Secured Party (or any assignee, beneficiary or successor to any of them) to name the Company or any other Person as a defendant in any action or suit for a judicial foreclosure or for the exercise of any other remedy under or with respect to any Financing Document, or for injunction or specific performance, so long as no judgment in the nature of a deficiency judgment shall be enforced against any Non-Recourse Person, (d) release any Non-Recourse Person from liability (to the extent it would otherwise be liable) for its own fraudulent actions or willful misconduct, or (e) limit the right of any Secured Party to name any Non-Recourse Person as a party to any action to the extent necessary to enforce this Agreement, any other Financing Document or any Lien or security interest in the Collateral, so long as no judgment in the nature of a deficiency judgment shall be enforced against any Non-Recourse Person.

* * * * *

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

GSRP STANTON LLC,
as the Company

By: GSRP Portfolio III HoldCo LLC, its sole member

By: Goldman Sachs Renewable Power Operating Company LLC, its sole member

By: Goldman Sachs Asset Management, L.P., its investment manager

By:	/s/ Jon Yoder
Name:	Jon Yoder
Title:	Authorized Representative

GSRP PORTFOLIO III HOLDCO LLC,
as Holdings

By: Goldman Sachs Renewable Power Operating Company LLC, its sole member

By: Goldman Sachs Asset Management, L.P., its investment manager

By:	/s/ Jon Yoder
Name:	Jon Yoder
Title:	Authorized Representative

[Signature Page to Note Purchase Agreement]

This Agreement is hereby accepted and agreed to as of the date hereof.

INITIAL PURCHASERS:

For: GLOBAL INVESTMENT FUND I, a Delaware statutory trust, FOR ITS

SUSTAINABLE INFRASTRUCTURE PORTFOLIO, a series of the Trust

By: Denham Sustainable Infra Management LP, as Attorney In Fact

By: Denham Sustainable Infra GP LLC, its general partner

By:	/s/ Jorge Camiña
Name:	Jorge Camiña
Title:	Authorized Signatory

[Signature Page to Note Purchase Agreement]

This Agreement is hereby accepted and agreed to as of the date hereof.

INITIAL PURCHASERS:

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY

By:	/s/ Amy Judd
Name:	Amy Judd
Title:	Investment Officer

[Signature Page to Note Purchase Agreement]

This Agreement is hereby accepted and agreed to as of the date hereof.

INITIAL PURCHASERS:

LOCKHEED MARTIN CORPORATION MASTER RETIREMENT TRUST

By: MetLife Investment Management, LLC, its Investment Manager

/s/ John Tanyeri
Name:	John Tanyeri
Title:	Authorized Signatory

METLIFE INSURANCE K.K.

By: MetLife Investment Management, LLC, its Investment Manager

/s/ John Tanyeri
Name:	John Tanyeri
Title:	Authorized Signatory

MISSOURI REINSURANCE, INC.

By: MetLife Investment Management, LLC, its Investment Manager

/s/ John Tanyeri
Name:	John Tanyeri
Title:	Authorized Signatory

METROPOLITAN LIFE INSURANCE COMPANY

By: MetLife Investment Management, LLC, its Investment Manager

/s/ John Tanyeri
Name:	John Tanyeri
Title:	Authorized Signatory

[Signature page to Note Purchase Agreement]

This Agreement is hereby accepted and agreed to as of the date hereof.

INITIAL PURCHASERS:

HANSAfreeInvest SILC 2

By: HANSAfreeInvest, its fund

By: SIGNAL IDUNA Asset Management GmbH, its portfolio manager

/s/ Christian Middelberg
Name:	Christian Middelberg
Title:	Authorized Officer

/s/ Florian Hennecke
Name:	Florian Hennecke
Title:	Portfolio Manager

[Signature Page to Note Purchase Agreement]

This Agreement is hereby accepted and agreed to as of the date hereof.

INITIAL PURCHASERS:

PACIFIC LIFE INSURANCE COMPANY

By:	/s/ Jason T. Todd
Name:	Jason T. Todd
Title:	Assistant Vice President

[Signature Page to Note Purchase Agreement]

This Agreement is hereby accepted and agreed to as of the date hereof.

THE BANK OF NEW YORK MELLON,
as Collateral Agent

By:	/s/ Latoya S Elvin
Name:	Latoya S Elvin
Title:	Vice President

THE BANK OF NEW YORK MELLON,
as Notes Agent

By:	/s/ Latoya S Elvin
Name:	Latoya S Elvin
Title:	Vice President

THE BANK OF NEW YORK MELLON,
as Intercreditor Agent

By:	/s/ Latoya S Elvin
Name:	Latoya S Elvin
Title:	Vice President

[Signature Page to Note Purchase Agreement]

EXHIBIT A

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Additional Notes” is defined in Section 1.1.

“Additional Section 8.2 Acceptance Deadline Date” is defined in Section 8.2(e).

“Affiliate” means, at any time, and with respect to any Person, (a) any other Person who, directly or indirectly, is in control of, or controlled by, or is under common control with, such Person or (b) any other Person who is a director, officer or employee (i) of such Person, (ii) of any subsidiary or parent company of such Person or (iii) of any Person described in subclause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote more than 50% of the securities having ordinary voting power for the election of directors of any such Person or (y) to otherwise direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Agreement” means this Note Purchase Agreement, including all Schedules attached to this Agreement.

“Amortization Schedule” means the schedule set forth in Schedule 8.1, as the same may be updated pursuant to the terms hereof.

“Annual Operating Budget” means a consolidated annual operating budget for the Company and its Subsidiaries.

“Anticipated Closing Date” is defined in Section 2.1.

“Anti-Corruption Laws” means any law or regulation regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act.

“Anti-Money Laundering Laws” means any law or regulation in a U.S. jurisdiction, or any non-U.S. jurisdiction to which the Company is subject, regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.

“Applicable Aggregate Prepayment Amount” is defined in Section 8.2(e).

“Applicable Law” means any constitution, statute, law, rule, regulation, ordinance, judgment, order, decree or Governmental Authorization, or any published directive or requirement which has the force of law, or other governmental restriction which has the force of law, or any determination by, or interpretation of any of the foregoing by, any judicial or taxing authority, applicable to and/or binding on a given Person, as the context may require, whether in effect as of the date of the Closing or thereafter and, in each case, as amended (including all Environmental Laws and any of the foregoing pertaining to land use or zoning restrictions).

“Applicable Prepayment Date” is defined in Section 8.2(e).

“Applicable Rating Agency” means the Rating Agency that has assigned the Notes a Credit Rating.

“April Ticking Basis Point Increase” is defined in Section 4.2(cc).

“Asset Manager” means GSRP Services LLC, a Delaware limited liability company.

“Authorized Denominations” is defined in Section 8.3.

“Authorized Officer” means (a) with respect to the Company, any authorized signatory of the Manager and (b) with respect to any Person (including the Company), the chief executive officer, president, chief financial officer, general counsel, principal accounting officer, treasurer, assistant treasurer or any vice president of such Person, or the equivalent position of such Person provided pursuant to the applicable Organizational Documents, or such other officer or representative (or individual holding a designated authorized office) specifically authorized by such Person’s managing member, board of directors, management committee or equivalent governing body.

“Bankruptcy Event” shall be deemed to occur with respect to any Person if (a) such Person shall institute a voluntary case seeking liquidation or reorganization under the Bankruptcy Law or shall consent to the institution of an involuntary case thereunder against it; (b) such Person shall file a petition, answer or consent or shall otherwise institute any similar proceeding under any other applicable federal, State or other applicable law, or shall consent thereto; (c) such Person shall apply for, or by consent there shall be an appointment of, a receiver, liquidator, sequestrator, trustee or other officer with similar powers for itself or any substantial part of its assets; (d) such Person shall make an assignment for the benefit of creditors; (e) such Person shall admit in writing its inability to pay its debts generally as they become due; (f) if an involuntary case shall be commenced seeking the liquidation or reorganization of such Person under the Bankruptcy Law or any similar proceeding shall be commenced against such Person under any other applicable federal, State or other applicable law and (i) the petition commencing the involuntary case is not timely controverted; (ii) the petition commencing the involuntary case is not dismissed within sixty (60) days of its filing; (iii) an interim trustee is appointed to take possession of all or a portion of the property, and/or to operate all or any part of the business of such Person and such appointment is not vacated within sixty (60) days; or (iv) an order for relief shall have been issued or entered therein; or (g) a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee or other officer having similar powers of such Person or of all or a part of its property, shall have been entered; or (h) any other similar relief shall be granted against such Person under any federal, State or other applicable law.

“Bankruptcy Law” means Title 11, United States Code, and any other State or federal insolvency, reorganization, moratorium or similar law for the relief of debtors.

“BART” means San Francisco Bay Area Rapid Transit District.

“BART Block” means the “Slate BART Project” as defined in the BOP Contract as of the Effective Date.

“BART PPA” means the Amended and Restated Power Purchase Agreement, dated as of January 6, 2020, by and between BART and the Project Company.

“Base Case Projections” is defined in Section 4.1(i).

“BESS Long Term Services Agreement” means the Long Term Services Agreement (Slate Project), dated as of October 23, 2020, by and between Project Company and BESS Supplier.

“BESS Maintenance Letter of Credit” is defined in the Depositary Agreement.

“BESS Maintenance Reserve Account” is defined in the Depositary Agreement.

“BESS Supplier” means Canadian Solar SSES (US) Inc.

“BESS Supply Agreement” means the BESS Supply Agreement, dated as of October 23, 2020, by and between the Project Company and BESS Supplier, as amended by Amendment No. 1 to BESS Supply Agreement, dated November 19, 2020, by and between the Project Company and BESS Supplier.

“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country, or regime that is blocked or otherwise a target of comprehensive sanctions that have been imposed under Economic Sanctions Laws or (c) a Person that is a department or instrumentality of, or is otherwise beneficially owned by or controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).

“Blocks” means, collectively, the BART Block, the CCCE Block, the PWRPA Block, the Stanford Block and the SVCEA Block. “Block” means any of the Blocks.

“BOP Contract” means the Solar Power Facility Balance of Plant Agreement, dated December 31, 2020, by and between the Project Company and BOP Contractor, as supplemented by the Notice of Full Notice to Proceed, dated December 31, 2020, executed by the Project Company, and as amended by that certain First Amendment, dated March 24, 2021.

“BOP Contractor” means D.H. Blattner & Sons, Inc., a Minnesota corporation.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

“CAISO” means the California Independent System Operator Corporation.

“CAISO Rules” means the CAISO Open Access Transmission Tariff, Business Practice Manuals (BPMs), Operating Procedures, requirements, guidelines, procedures and standards, as the same may be amended or modified from time-to-time.

“Called Principal” is defined in Section 8.7.

“Capital Contribution Agreement” means that certain Amended & Restated Equity Capital Contribution Agreement, dated as of June 10, 2021, between the Company and the Tax Equity Investor.

“Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Company and its consolidated Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Company for such period prepared in accordance with GAAP and (b) obligations under Capital Leases or Synthetic Leases incurred by the Company and its consolidated Subsidiaries during such period.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Cash Flow Available for Debt Service” means, with respect to any period, an amount equal to (a) the amount of Revenue deposited (or, with respect to any future period, reasonably projected in good faith, on the basis of assumptions substantially consistent with the Base Case Projections or otherwise reasonable at the time, to be deposited) into the Revenue Account during such period minus (b) all amounts paid (or, with respect to any future period, reasonably projected in good faith, on the basis of assumptions substantially consistent with the Base Case Projections or otherwise reasonable at the time, to be paid) during such period pursuant to Section 3.1(b)(i) and Section 3.1(b)(ii) of the Depositary Agreement. Notwithstanding the foregoing, Cash Flow Available for Debt Service for each of the four full fiscal quarters following the Closing Date shall be equal to the amount set forth in the Base Case Projections for such fiscal quarter.

“CCCE” means Central Coast Community Energy (f/k/a Monterey Bay Community Power Authority).

“CCCE Block” means the “Slate MBCP Project” as defined in the BOP Contract as of the Effective Date.

“CCCE PPA” means the Amended and Restated Renewable Power Purchase Agreement, dated as of February 14, 2020, by and between the Project Company and CCCE, as amended by that certain First Amendment thereto dated as of November 27, 2020.

“Change of Control” means an event or series of events by which:

(a)    the Company ceases to be actively managed by Manager or a Qualified Replacement Manager; or

(b)    Sponsor or a Qualified Owner shall cease, directly or indirectly, to own and control legally and beneficially at least 51% of the Equity Interests in the Company.

“Circuit” means “Circuit” as defined in the BOP Contract, as of the Closing Date.

“Class A Units” has the meaning given in the Tax Equity Partnership LLC Agreement.

“Closing” is defined in Section 3.2.

“Closing Date” is defined in Section 3.2.

“Closing Notice” is defined in Section 2.1.

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder from time to time.

“Collateral” is defined in the Intercreditor Agreement.

“Collateral Agent” is defined in the first paragraph of this Agreement.

“Company” is defined in the first paragraph of this Agreement.

“Company Entity” means the Company, Tax Equity Partnership and the Project Company. “Company Entities” shall have a correlative meaning.

“Condemnation” means any taking, seizure, condemnation, confiscation or requisition, including severance damage, by eminent domain or by inverse condemnation or for any public or quasi-public use under any Applicable Law.

“Confidential Information” is defined in Section 20.

“Consultants” means Independent Engineer (BESS), Independent Engineer (PV), the Market Consultant, the Environmental Consultant and the Insurance Consultant.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Controlled Entity” means any Subsidiary of Holdings.

“Credit Rating” means, with respect to (a) a Person, the rating assigned by a Rating Agency to the senior long-term unsecured debt obligations of such Person or, if such Person does not have senior unsecured long-term debt that is rated by a Rating Agency, the rating assigned by a Rating Agency as the corporate credit rating or issuer rating of such Person (in each case not supported by any third party credit enhancement) and (b) any Securities, the rating assigned by a Rating Agency to such Securities. In the event two Rating Agencies have assigned such Person a Credit Rating, the applicable Credit Rating shall be the lower of the two and, in the event more than two Rating Agencies have assigned such Person a Credit Rating, the applicable Credit Rating shall be the second highest of the ratings.

“Debt Service” is defined in the Depositary Agreement.

“Debt Service Coverage Ratio” means, for each Rolling Period, the ratio of: (a) Cash Flow Available for Debt Service during such Rolling Period to (b) Debt Service during such Rolling Period, in each case, as reasonably determined by the Company and in any case including applicable scheduled Debt Service at the time of such calculation. Notwithstanding the foregoing, for purposes of calculating the Debt Service Coverage Ratio for any Rolling Periods that end prior to the twelfth (12th) month anniversary of the Closing Date, the Debt Service Coverage Ratio for any portion of such Rolling Period occurring prior to the Closing Date shall be deemed to be 1.4:1.0.

“Debt Service Reserve Account” is defined in the Depositary Agreement.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” mean, with respect to any Series of Notes, that rate of interest per annum that is 2.00% above the rate of interest stated in clause (a) of the first paragraph of the Notes of such Series.

“Delayed Funding Principal Reduction” is defined in Section 4.2(cc).

“Depositary Accounts” is defined in the Depositary Agreement.

“Depositary Agreement” means that certain Depositary Agreement, substantially in the form of Exhibit J, dated as of the Closing Date, among the Company, the LC Facility Agent, the Collateral Agent, the Depositary Bank and each other Person party thereto from time to time.

“Depositary Bank” means The Bank of New York Mellon, in its capacity as Depositary Bank under the Depositary Agreement.

“Discounted Value” is defined in Section 8.7.

“Discretionary Capital Expenditures” is defined in Section 10.9(b).

“Disposition” or “Dispose” means the sale, assignment (other than an assignment for security), transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment (other than an assignment for security), transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Distribution Conditions” is defined in Section 10.7.

“Distribution Reserve Account” is defined in the Depositary Agreement.

“Dollars” or “$” means lawful money of the United States.

“Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States, the European Union, the United Nations, Canada or any other governmental body with relevant jurisdiction pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act, and OFAC regulations.

“Effective Date” is defined in Section 3.1.

“Electronic Means” means the following communications methods: e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Collateral Agent, Intercreditor Agent or Notes Agent, or another method or system specified by the Collateral Agent, Intercreditor Agent or Notes Agent as available for use in connection with its services hereunder.

“Emergency Capital Expenditures” means those capital expenditures reasonably believed by the Company in its good faith judgment to be required to be expended in order to prevent or mitigate an emergency situation involving endangerment of life, human health, safety or the environment or damage to property.

“Environmental Consultant” means Stantec Consulting Services, Inc., a New York corporation.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws (including common law), regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution, the protection of the environment or human health and safety (to the extent relating to exposure to Hazardous Materials), or the generation, use, handling, storage, treatment, recycling, transportation, Release or threatened Release of Hazardous Materials into the environment.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein).

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Event of Default” is defined in Section 11.

“Event of Loss” means any loss of, destruction of, or damage to any asset or property of the Company or any Company Entity.

“EWG” means an “exempt wholesale generator” as defined in Section 1262(6) of PUHCA and the FERC’s regulations at 18 C.F.R. § 366.1.

“Existing Credit Agreement” means that certain Financing Agreement, dated as of June 10, 2021, among the Company, the Project Company, Natixis, New York Branch, as Administrative Agent and Collateral Agent and the lenders party thereto.

“Existing Indebtedness” means the Indebtedness under the Existing Credit Agreement.

“FATCA” means (a) sections 1471 through 1474 of the Code (or any amended or successor version), together with any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to section 1471(b)(1) of the Code.

“FERC” means the Federal Energy Regulatory Commission and its successors.

“Financing Documents” means the Note Documents and all documents entered into in connection with the LC Facility.

“Fitch” means Fitch Ratings, Inc.

“FPA” means the Federal Power Act, as amended, and FERC’s implementing regulations related thereto.

“Funding Period” means the Anticipated Closing Date and the five (5) succeeding Business Days.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Governmental Authority” means

(a)    the government of

(i)    the United States or any state or other political subdivision thereof, or

(ii)    any other jurisdiction in which Holdings or any Company Entity conducts all or any part of its business, or which asserts jurisdiction over any properties of Holdings or any such Company Entity or the Project or Project Site, or

(iii)    for purposes of Section 5.14(b) only, any other jurisdiction in which the Company or any of its Controlled Entities conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any of its Controlled Entities, or

(b)    any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order, approval, registration, exemption or consent decree of or from any Governmental Authority.

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including obligations incurred through an agreement, contingent or otherwise, by such Person:

(a)    to purchase such indebtedness or obligation or any property constituting security therefor;

(b)    to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c)    to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d)    otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Materials” means any and all pollutants, contaminants, toxic or hazardous wastes or other substances that pose a hazard to health and safety, the removal of which is required, or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is restricted, prohibited or penalized, by any applicable Environmental Law, including asbestos or asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead-based paint, radon gas, per- and polyfluoroalkyl substances, or similar restricted, prohibited or penalized substances.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1, provided, however, that if such Person is a nominee, then for the purposes of Sections 7, 12, 17.2 and 18 and any related definitions in this Exhibit A, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.

“Holdings” is defined in the first paragraph of this Agreement.

“Indebtedness” with respect to any Person means, at any time, without duplication,

(a)    its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;

(b)    its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c)    (i) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases and (ii) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases;

(d)    all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e)    all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

(f)    the aggregate Swap Termination Value of all Swap Contracts of such Person; and

(g)    any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP. For the avoidance of doubt, Permitted Equity Commitments, Permitted Project Undertakings and Project Obligations shall not constitute Indebtedness.

“Independent Engineer (BESS)” means DNV Energy Insights USA Inc. or such other Person as the Required Holders may engage on behalf of the holders of the Notes with the consent of the Company (not to be unreasonably withheld or delayed) to act as Independent Engineer (BESS) for purposes of this Agreement and the other Note Documents.

“Independent Engineer (PV)” means Enertis Solar Inc. or such other Person as the Required Holders may engage on behalf of the holders of the Notes with the consent of the Company (not to be unreasonably withheld or delayed) to act as Independent Engineer (PV) for purposes of this Agreement and the other Note Documents.

“Independent Engineer Report (BESS)” means the report titled, “Project Slate: Storage Technical Due Diligence,” prepared by the Independent Engineer (BESS) dated December 20, 2021.

“Independent Engineer Report (PV)” means the report titled, “Technical due diligence for Slate,” prepared by the Independent Engineer (PV) dated September 3, 2021.

“Independent Engineers” means Independent Engineer (BESS) and Independent Engineer (PV).

“Indicative Credit Rating” means, the indicative rating by Kroll of hypothetical scenarios in respect of the Initial Notes.

“INHAM Exemption” is defined in Section 6.2(e).

“Initial Notes” is defined in Section 1.2.

“Initial Period Principal Reduction” is defined in Section 4.2(cc).

“Initial Section 8.2 Acceptance Deadline Date” is defined in Section 8.2(e).

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) at least $1,000,000 of the aggregate principal amount of the Notes of any Series then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Instructions” is defined in Section 18.

“Insurance Consultant” means Moore-McNeil, LLC or such other independent insurance consultant of recognized expertise selected by the Required Holders with the consent of the Company (such consent not to be unreasonably withheld or delayed), to act as Insurance Consultant in connection with the transactions contemplated by the Note Documents.

“Insurance Report” means the report titled, “Insurance Report Project Slate,” prepared by the Insurance Consultant dated December 1, 2021.

“Interconnection Agreement” means the Large Generator Interconnection Agreement, dated as of October 11, 2017, by and among RE Slate LLC, CAISO, and Pacific Gas and Electric Company as amended by that certain Letter Agreement re: Modification Request for Slate, dated as of September 21, 2017, by and between RE Slate LLC and CAISO, as further amended by that certain Letter Agreement re: Modification Request for Slate, dated as of January 19, 2019, by and between RE Slate LLC and CAISO, as assigned by RE Slate LLC to the Project Company by that certain Assignment and Acceptance Agreement dated as of October 5, 2020.

“Intercreditor Agent” means The Bank of New York Mellon, in its capacity as Intercreditor Agent under the Intercreditor Agreement, together with its successors and assigns in such capacity.

“Intercreditor Agreement” means that certain Collateral Agency and Intercreditor Agreement, dated as of the date hereof, among the Collateral Agent, the Intercreditor Agent, the Purchasers from time to time party thereto, the Company and the other Persons from time to time party thereto (including the LC Facility Agent pursuant to a Secured Party Joinder (as defined therein) prior to the Closing Date).

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guaranty or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, net of any dividends, interest, distributions, return of capital and other amounts received or realized in respect of such Investment, up to the original amount of such Investment. For the avoidance of doubt, neither any Permitted Project Undertakings nor any payment pursuant to and in accordance with the terms of Project Obligations in effect on the date of the Closing or entered into after the Closing not in contravention of this Agreement shall be deemed to constitute an Investment.

“Investor Presentation” means the Project Slate Senior Secured Private Placement Notes Investor Presentation, dated November 2021.

“IRS” is defined in Section 14.3.

“ITC” means the energy credit pursuant to Section 48 of the Code.

“Knowledge” means, with respect to (a) any Company Entity, the actual knowledge of the Persons set forth on Schedule A-1 after due inquiry of his or her direct reports within the Manager who are reasonably believed to have the relevant information; and (b) any other Person, the actual knowledge of such Person (and “Know” and “Knowingly” shall be construed accordingly).

“Kroll” shall mean Kroll Bond Rating Agency, Inc., or any successor thereto.

“LC Facility” means the letter of credit facility contemplated by the LC Facility Credit Agreement.

“LC Facility Agent” is defined in the Depositary Agreement.

“LC Facility Credit Agreement” means that certain Credit Agreement, to be dated on or prior to the Closing Date, among the Company, Holdings, the LC Facility Agent, the Collateral Agent, the lenders party thereto and each other Person party thereto from time to time.

“LC Loans” is defined in the Depositary Agreement.

“Letters of Credit” is defined in the Depositary Agreement.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person.

“Loss Proceeds” means (a) proceeds of any property insurance policy covering the Company, any of the Company Entities or the Project, (b) all proceeds from any Condemnation of all or any part of a Project or any other asset of the Company or any the Company Entity and (c) all other proceeds, compensation, awards, damages and other payments or relief received by the Company or any of the Company Entities in respect of an Event of Loss or a Termination Event (other than, in each case, business interruption insurance proceeds, other payments received for interruption of operations during the applicable period and the proceeds of workers’ compensation, employees’ liability and automobile liability insurance).

“Make-Whole Amount” is defined in Section 8.7.

“Management Services Agreement” means the Management Services Agreement, by and between Sponsor and Manager, dated as of February 9, 2018.

“Manager” means Goldman Sachs Asset Management, L.P., a limited partnership organized under the laws of the State of Delaware.

“Market Consultant” means Leidos Engineering, LLC.

“Market Consultant Report” means the report titled, “Slate Solar and Storage Project” prepared by the Market Consultant dated December [__], 2021.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets, liabilities or properties of the Company and its Subsidiaries, taken as a whole, (b) the ability of the Company to perform its material obligations under the Financing Documents, (c) the validity or enforceability of the Financing Documents, (d) the ability of the holders of the Notes or the other Secured Parties to enforce any of their material rights or remedies under the Financing Documents or (e) the validity, priority or perfection of the security interests of the Collateral Agent in the Collateral.

“Material Indebtedness” means Indebtedness for borrowed money in an aggregate outstanding principal amount of at least $10,000,000 (or its equivalent in the relevant currency of payment).

“Material Project Documents” means, collectively, (A) the PPAs, (B) the Shared Facilities Agreement, (C) the Interconnection Agreement, (D) the BESS Long Term Services Agreement, (E) Tax Equity Partnership LLC Agreement and (F) any replacement contract entered into by any Company Entity with respect to the foregoing; provided, however, that any Material Project Document shall cease to be a Material Project Document when all material obligations thereunder have been performed and paid in full.

“Maturity Date” means March 31, 2047.

“MBR Authority” means an order by FERC pursuant to Section 205 of the FPA (a) authorizing a Project Company to sell energy, capacity and specified ancillary services at market-based rates, (b) accepting a tariff for filing that provides for such sales, and (c) granting such Project Company waivers of regulations and blanket authorizations customarily granted by FERC to an entity that sells wholesale power and ancillary services at market-based rates, including blanket approval for the issuance of securities and assumption of liabilities under Section 204 of the FPA.

“MIPSA” means that certain Amended and Restated Membership Interest Purchase and Sale Agreement, dated as of June 10, 2021, by and between Seller and Tax Equity Partnership.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners.

“NAIC Annual Statement” is defined in Section 6.2(a).

“Necessary Project Approvals” is defined in Section 5.6.

“Net Cash Proceeds” means, as applicable, (a) with respect to any Event of Loss, Termination Event or Condemnation, the aggregate amount of Loss Proceeds actually received by or on behalf of the Company in connection with such Event of Loss, Termination Event or Condemnation, and (b) with respect to any Permitted Dispositions that are subject to mandatory prepayment pursuant to Section 8.2, the proceeds actually received by the Company in respect of such Permitted Disposition, in cash or cash equivalents, excluding any Loss Proceeds (to the extent included with clause (a) above), minus in the case of both clauses (a) and (b) (without duplication), the sum of all fees and out of-pocket expenses paid by the Company or any of its Subsidiaries in connection with such event, and the amount of all Taxes paid (or reasonably estimated to be payable) by or to any of the Company or its direct or indirect owners, or any of its Subsidiaries as a result of such event.

“Non-Recourse Persons” is defined in Section 22.10.

“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States by the Company or any Subsidiary thereof primarily for the benefit of employees of the Company or one or more of its Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.

“Note Documents” means this Agreement, the Intercreditor Agreement, the Security Documents, the Paying Agent Agreement, the Notes, each Supplemental NPA and any supplement thereto entered into in connection therewith.

“Notes” is defined in Section 1.1.

“Notes Agent” is defined in Section 14.6.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Officer’s Certificate” means a certificate of an Authorized Officer or of any officer of the Company, Holdings or the Manager, whose responsibilities extend to the subject matter of such certificate.

“Operating Statements” is defined in Section 7.1(k).

“Operative Documents” means, collectively, the Financing Documents and the Material Project Documents.

“Operator” means Canadian Solar O&M (U.S.) LLC, a Delaware limited liability company.

“Organizational Documents” means, with respect to any Person, the by-laws, partnership agreement, limited liability company agreement, operating agreement, management agreement or other similar or equivalent organizational, charter or constitutional agreement or arrangement.

“Paying Agent Agreement” means that certain Registrar, Transfer Agent and Paying Agent Agreement, dated as of the date hereof, by and between the Company and the Notes Agent.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Dispositions” is defined in Section 10.2(b).

“Permitted Equity Commitments” means obligations of the Company or any of its Subsidiaries to make any payment in respect of any Equity Interest in any Subsidiary (and any guarantee by the Company or any of their Subsidiaries of such obligations) as long as each such payment in respect of such Equity Interest constitutes an Investment permitted by Section 10.8.

“Permitted Investments” means: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, deposit accounts, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by the Depositary Bank or any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000 and rated at least “AA-” by S&P, “Aa3” by Moody’s or AA- by Fitch; (c) commercial paper of an issuer rated at least “A-1” by S&P, “P-1” by Moody’s or F1+ by Fitch, or carrying an equivalent rating by a nationally recognized rating agency, if all three of the named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (d) repurchase obligations of any commercial bank satisfying the requirements of clause (b) above, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory, the securities of which state, commonwealth, territory, political subdivision or taxing authority (as the case may be) are rated at least “AA-” by S&P, “Aa3” by Moody’s or AA- by Fitch; (f) securities with maturities of six (6) months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) above; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) above; or (h) money market funds that (x) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (y) are rated “AAA” by S&P, “Aaa” by Moody’s or AAA by Fitch and (z) have portfolio assets of at least $5,000,000,000 (subject to a maximum of 5% of fund capital).

“Permitted Liens” is defined in Section 10.5.

“Permitted Project Undertakings” means guaranties by or obligations of the Company or any of its Subsidiaries in respect of Project Obligations.

“Permitted Secured Indebtedness” means the LC Facility and Additional Permitted Secured Indebtedness (as defined in the Intercreditor Agreement).

“Permitted Tax Distributions” means cash dividends or other distributions declared and paid for the sole purpose of funding the payments by the direct or indirect owners of the Company of the Taxes owed with respect to their respective allocable shares of the taxable net income for such period of any of the Company and any of its Subsidiaries, provided that such dividends or other distributions shall not exceed, in any taxable period, an amount equal to (a) the product of (i) the highest marginal combined income Tax rates then in effect applicable to a corporation resident in Wilmington, Delaware (taking into account the deductibility of state and local Taxes in computing U.S. Federal income Taxes) and (ii) net taxable income of the Company and such Subsidiaries for such taxable period reduced by any net losses or other tax attributes (other than tax credits) of any of the Company or any such Subsidiary carried over from prior periods to the extent not previously taken into account in computing net taxable income under this clause (ii), reduced, but not below zero, by (b) any tax credits of or allocable to the Company and such Subsidiaries for such taxable period and any such tax credits carried over from prior taxable periods to the extent not previously applied to reduce the amount of Permitted Tax Distributions.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Phase I ESA” means the Phase I environmental site assessment for the Project Site prepared by the Environmental Consultant dated December [    ], 2021.

“Placement Agents” means each of Natixis Securities America LLC, Wells Fargo Securities, LLC, KeyBanc Capital Markets Inc. and Zions Direct, Inc.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Pledge and Security Agreement” means the Pledge and Security Agreement, substantially in the form of Exhibit I, dated as of the Closing Date, by and between the Company, Holdings and the Collateral Agent.

“Power” means electric capacity as measured in MWs, energy as measured in MWh, and/or any other electric related products or services available for sale at wholesale or pursuant to a PPA from the Project.

“Power Purchaser” means, collectively, BART, CCCE, PWRPA, Stanford and SVCEA.

“PPA Consents” means, collectively, financing consents from BART, CCCE, PWRPA and SVCEA, in each case (a) in form and substance customary for the applicable Power Purchaser, as communicated by such Power Purchaser to the Issuer, for backleverage financing transactions similar to that which is contemplated hereby and (b) executed by the applicable Power Purchaser.

“PPAs” or “Power Purchase Agreements” means, collectively, the BART PPA, the CCCE PPA, the PWRPA PPA, the Stanford PPA and the SVCEA PPA.

“Preferred Stock” means any class of capital stock (or similar Equity Interests) of a Person that is preferred over any other class of capital stock (or similar Equity Interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“Project” means the 300-megawatt (ac) photovoltaic solar electricity generating facility and 140.25-megawatt (ac) battery storage facility, located in Kings County, California, and all related facilities, and all other rights, including easements, leases and contract rights, transmission lines and assets necessary for the siting, construction, ownership, operation and maintenance thereof and the sale of Power therefrom.

“Project Company” means RE Slate 1 LLC, a Delaware limited liability company.

“Project Contracts” is defined in Section 4.1(j), and shall include all Material Project Documents and other material Contractual Obligations of the Company Entities.

“Project Obligations” means, as to the Company or any of its Subsidiaries, any Contractual Obligation of such Person, including under any Project Contract or any Tax Equity Document.

“Project Site” means the real property, and rights and interests therein, included in the Project.

“Project Substantial Completion” means that (a) the “Commercial Operation Date” under and as defined in each PPA has been achieved pursuant to the terms of such PPA, (b) “Facility Substantial Completion” under and as defined in the BOP Contract has been achieved (c) “Substantial Completion” under and as defined in the BESS Supply Agreement has been achieved with respect to each BESS (as defined in the BESS Supply Agreement), (d) the “Commercial Operation Date” under and as defined in the Interconnection Agreement has occurred and (e) the Project has received commercial operations approval from the CAISO in response to the request for “commercial operation date” or “commercial operation for markets” approval submitted in bucket 6 of the CAISO New Resource Implementation Checklist and is capable of producing electricity in commercial quantities from the Project to the Delivery Point (as defined in each PPA).

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Prudent Industry Practice” means those practices, methods, equipment, specifications and standards of safety and performance, as the same may change from time to time, as are commonly used by owners and operators of solar electric generation projects in the United States of a type and size similar to the Project as good, safe and prudent practices in connection with the operation, maintenance, repair, reconstruction and use of electrical and other equipment, facilities and improvements of the Project, with commensurate standards of safety, performance, dependability, efficiency and economy. “Prudent Industry Practices” does not necessarily mean the best possible or any particular practice, method, equipment specification or standard in all cases, but is instead intended to encompass a broad range of acceptable practices, methods, equipment specifications and standards.

“PTE” is defined in Section 6.2(a).

“PUHCA” means the Public Utility Holding Company Act of 2005, as amended, and all rules and regulations adopted thereunder.

“Purchaser” or “Purchasers” is defined in the recital of the parties to this Agreement.

“Purchaser Schedule” means the Purchaser Schedule to this Agreement listing the Purchasers of the Notes and including their notice and payment information, as the same may be updated pursuant to the terms hereof.

“PURPA” means the Public Utility Regulatory Policies Act of 1978, as amended, and all rules and regulations adopted thereunder.

“PWRPA” means Power and Water Resources Pooling Authority.

“PWRPA Block” means the “Slate PWRPA Project” as defined in the BOP Contract as of the Effective Date.

“PWRPA PPA” means the Amended and Restated Power Purchase Agreement, dated as of November 5, 2020, by and between the Project Company and PWRPA, as amended by that First Amendment to the Amended and Restated Power Purchase Agreement, dated June 10, 2021

“QPAM Exemption” is defined in Section 6.2(d).

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Qualified Owner” means any Person that has a tangible net worth of at least $500,000,000 (or has a Credit Rating in respect of its senior unsecured and unguaranteed indebtedness or a corporate family Credit Rating of at least “BBB-” by S&P or Fitch or “Baa3” by Moody’s); provided, however, that the requirements above shall only be deemed satisfied if prior to any such Person becoming an owner, directly or indirectly, of any equity interests in the Company, the Rating Condition has been satisfied.

“Qualified Replacement Manager” means any Person that (a) is (or has an Affiliate that is) the majority owner or operator of one or more solar electric generating facilities that, at the time of determination, are in commercial operation and that have an aggregate generating capacity of at least 300 megawatts (which shall include Sponsor and Holdings) or (b) has contracted with one or more Persons to perform management, operation and maintenance services for the Project, which are (or have an Affiliate that is), in each case, the majority owner or operator of one or more solar electric generating facilities that, at the time of determination, are in commercial operation and that have an aggregate generating capacity of at least 300 megawatts; provided, however, that the requirements above shall only be deemed satisfied if prior to any such Person replacing the Manager, the Rating Condition has been satisfied; provided further, that such prior satisfaction of the Rating Condition shall not be required if such Person is Sponsor, a successor entity to Sponsor through merger, other corporate combination transaction or otherwise, Holdings or an Affiliate of Sponsor (or such successor Person) or Holdings and is managed by at least a majority of the individuals set forth on Schedule A-2 hereto. For purposes of calculating percentage ownership by a Person of facilities co-owned with Tax Equity Investors, the Person who is the managing member with respect to or otherwise owns the controlling interest in such facilities shall be deemed the majority owner thereof.

“Rating Agency” means (a) S&P, Fitch, Moody’s or Kroll or (b) any other rating agency that, at the time of its designation hereunder, is designated as a nationally recognized statistical rating organization by the U.S. Securities and Exchange Commission and has had its ratings accepted by the National Association of Insurance Commissioners in determining its equivalent rating designations for reporting and reserving purposes and that is acceptable to the Required Holders (acting reasonably). For the avoidance of doubt, Egan-Jones Ratings shall not be a Rating Agency.

“Rating Condition” means that the holders have received a copy of written evidence from the Applicable Rating Agency that, after giving effect to the action contemplated, (a) the Credit Rating of the Notes will be at least BBB- (if the Applicable Rating Agency is Fitch, S&P or Kroll), Baa3 (if the Applicable Rating Agency is Moody’s) or the equivalent if the Applicable Rating Agency is any other Rating Agency and (b) there will not result any downgrade, qualification or withdrawal of any Credit Rating of the Notes from that in effect immediately prior to such action.

“REC” or “RECs” means a tradable instrument that represents all of the environmental attributes associated with one (l) MWh of energy production from a renewable energy resource, and does not include the energy associated with such REC, and shall include any other credits, credit certificates, green tags, allowances, offsets, entitlements or similar environmental or green energy attributes (such as those for greenhouse reduction or the generation of green power or renewable energy) created by a Governmental Authority or independent certification board or group generally recognized in the electric power generation industry, that are generated by, attributed to, or associated with the production of electricity by the Project, but excluding tax credits or any other tax benefits, and such electricity associated with the REC.

“Reimbursement Obligations” is defined in the Depositary Agreement.

“Reinvestment Yield” is defined in Section 8.7.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (a) invests in Securities or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Release” of any Hazardous Materials means any release, deposit, discharge, emission, leaking, spilling, seeping, injecting, pumping, pouring, emptying, escaping, dumping, disposing into or upon any land or water or air, or otherwise entering into the environment. “Released” shall have a correlative meaning.

“Remaining Average Life” is defined in Section 8.7.

“Remaining Scheduled Payments” is defined in Section 8.7.

“Replacement LC Facility” is defined in the Intercreditor Agreement.

“Replacement Obligor” means, with respect to any Person party to a Material Project Document, any Person reasonably satisfactory to Required Holders who, pursuant to any definitive agreement or definitive guaranty reasonably satisfactory to Required Holders, assumes the obligation of providing the services and/or products on terms and conditions no less favorable to the applicable Company Entity than those which such Person being replaced is obligated to provide pursuant to the applicable Material Project Document.

“Reported” is defined in Section 8.7.

“Required Capital Expenditures” means (a) Emergency Capital Expenditures and (b) capital expenditures incurred for the purpose of permitting the Company and the Company Entities to comply with Applicable Law, regulatory requirements, Governmental Authorizations or Project Documents or otherwise deemed reasonably prudent by the Company.

“Required Holders” means, at any time the holders of more than 50% in principal amount of the Notes at such time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Required Secured Parties” is defined in the Intercreditor Agreement.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof); provided that, for the avoidance of doubt, none of the following shall be considered a Restricted Payment: (a) reimbursement by the Company or any of its Subsidiaries to any Affiliate for payments made by such Affiliate on behalf of the Company or any of its Subsidiaries with respect to (i) collateral or financial assurance requirements of contracts (including reimbursement of drawn amounts under letters of credit or similar credit support) or (ii) repairs, replacements or restoration paid for and/or undertaken by such Affiliate in advance of receipt of any applicable insurance proceeds, (b) the payment of Sponsor Expenses (as defined in the Depositary Agreement) and Management Fees (as defined in the Depositary Agreement), in each case, in the amount permitted under Section 3.1(b)(i) of the Depositary Agreement and (c) the distribution made by the Company set forth in the funds flow memorandum delivered on the date of the Closing pursuant to Section 4.2(k).

“Revenue” is defined in the Depositary Agreement.

“Revenue Account” is defined in the Depositary Agreement.

“Rolling Period” means a period of four consecutive fiscal quarters; provided, however, if fewer than four complete consecutive fiscal quarters remain between any date of measurement and the latest Maturity Date of the then outstanding Notes, then such period shall be deemed to be the period of complete consecutive fiscal quarters between such date of measurement and such Maturity Date.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“SEC” means the Securities and Exchange Commission of the United States.

“Secured Obligations” is defined in the Intercreditor Agreement.

“Secured Parties” is defined in the Intercreditor Agreement.

“Securities” or “Security” shall have the meaning specified in section 2(a)(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder from time to time in effect.

“Security Documents” means the Depositary Agreement, the Pledge and Security Agreement, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Seller” means GSRP Development Company VII LLC, a Delaware limited liability company.

“Semi-Annual Payment Date” is defined in the Depositary Agreement.

“Series” is defined in Section 1.1.

“Settlement Date” is defined in Section 8.7.

“Shared Facilities Agreement” means the Amended and Restated Shared Facilities Agreement dated May 6, 2021 by and between RE Mustang Two Barbaro LLC, RE Mustang Two Whirlaway LLC, RE Slate 1 LLC, and RE Mustang Two LLC.

“Shared Facilities Manager” means RE Mustang Two LLC.

“Site Agreements” means the agreements listed in Schedule A-3, which provide the Project Company with leasehold and easement, as applicable, interests with respect to the Project Site between the Project Company and the applicable land owner(s).

“Site Owner” means each fee owner of land within the Project Site and/or Person that is a counterparty to a Site Agreement with the Project Company.

“Site Owner Estoppels and Consents” means with respect to any Site Owner that is an Affiliate of the Company, a consent and agreement and a non-disturbance agreement, in each case, executed by such Site Owner and in substantially the form attached as Exhibit K.

“Solvent” means, with respect to the Company that (a) the fair value of the assets of the Company, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Company, (b) the present fair saleable value of the property of the Company will be greater than the amount that will be required to pay the probable liability of the Company on its debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Company will be able to pay its debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured (after giving effect to any credit support), and (d) the Company will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the date of the Closing. For purposes of this definition, (i) “able to pay its debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured (after giving effect to any credit support)” means that the Company will be able to generate enough cash from operations, asset dispositions or refinancings, or a combination thereof, to meet its obligations as they become due, and (ii) the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Source” is defined in Section 6.2.

“Sponsor” means Goldman Sachs Renewable Power LLC, a limited liability company organized under the laws of the State of Delaware.

“Stanford” means Stanford University Power, LLC.

“Stanford Block” means the “Slate Stanford Project” as defined in the BOP Contract as of the Effective Date.

“Stanford PPA” means the Amended and Restated Power Purchase Agreement, dated as of November 2, 2020, between the Project Company and Stanford, as amended by that First Amendment to the Amended and Restated Power Purchase Agreement, dated June 10, 2021.

“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under Economic Sanctions Laws.

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries); provided that, notwithstanding the foregoing, the Tax Equity Partnership and the Project Company shall be deemed Subsidiaries of the Company for all purposes hereunder.

“Substitute Purchaser” is defined in Section 21.

“Supplemental NPA” is defined in Section 1.3.

“Supplemental Reserve Account” is defined in the Depositary Agreement.

“SVCEA” means Silicon Valley Clean Energy Authority.

“SVCEA Block” means the “Slate SVCE Project” as defined in the BOP Contract as of the Effective Date.

“SVCEA PPA” means the Amended and Restated Renewable Power Purchase Agreement, dated as of February 14, 2020, by and between SVCEA and the Project Company, as amended by that certain First Amendment thereto dated as of November 27, 2020.

“SVO” means the Securities Valuation Office of the NAIC.

“Swap Contracts” means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amounts(s) determined as the mark-to-market values(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Synthetic Lease” means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Tax” means any present or future tax, levy, impost, duty, deduction, withholding (including backup withholding), assessment, fee or other similar charge imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Equity Consent” means the Consent and Agreement, dated as of the date hereof, among the Tax Equity Investor, the Company and the Collateral Agent.

“Tax Equity Documents” means collectively, (i) the Capital Contribution Agreement; (ii) the Tax Equity Partnership LLC Agreement; (iii) the Sponsor Guaranty (Tax Equity), (iv) the MIPSA and (v) the Tax Equity Consent, and “Tax Equity Document” means any of the Tax Equity Documents.

“Tax Equity Investor” means PNC Commercial, LLC, a Delaware limited liability company, and investors who become holders of the Class A Units pursuant to the terms and conditions of the Capital Contribution Agreement and the Tax Equity Partnership LLC Agreement, if applicable.

“Tax Equity Partnership” means GSRP Stanton Holdco LLC, a Delaware limited liability company.

“Tax Equity Partnership LLC Agreement” means the 2nd Amended and Restated Limited Liability Company Agreement of GSRP Stanton Holdco LLC, dated as of June 10, 2021, by and between Tax Equity Investor and the Company.

“Tax Returns” means any and all returns, reports, information returns, declarations, statements, certificates, bills, schedules, documents, claims for refund, or other written information of or with respect to any Tax which is supplied to or required to be supplied to any Governmental Authority, including any and all attachments, amendments and supplements thereto.

“Termination Event” means the termination of any Power Purchase Agreement prior to its scheduled expiry.

“Ticking Basis Point Increase” is defined in Section 4.2(cc).

“Ticking Principal Reduction” is defined in Section 4.2(cc).

“Treasury Regulations” means the regulations promulgated under the Code.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“United States” or “U.S.” means the United States of America.

“United States Person” has the meaning set forth in Section 7701(a)(30) of the Code.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.

“Weighted Average Life to Maturity” means, when applied to any Notes at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining payments of principal, including payment at final maturity, in respect of the applicable Notes, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Notes.